QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2004

NEIGHBORCARE, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation	0-33217 (Commission File Number)	06-1132947 (I.R.S. Employer Identification No.)
601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202 (Address of principal executive offices/Zip Code)

Registrant's telephone number, including area code: 410-528-7300

7 East Lee Street, Baltimore, Maryland 21202
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

        On December 1, 2003, NeighborCare, Inc. ("NeighborCare" or the "Company") completed the distribution (the "spin-off") of the common stock of Genesis HealthCare Corporation ("GHC") by way of a pro-rata tax free distribution of the common stock of GHC to holders of NeighborCare common stock at a rate of 0.5 shares of GHC common stock for each share of NeighborCare common stock owned as of October 15, 2003. Subsequent to the spin-off, NeighborCare continues to own and operate its pharmacy services and group purchasing businesses and GHC owns and operates what was formerly NeighborCare's inpatient services business, as well as NeighborCare's former rehabilitation therapy, diagnostic, respiratory and management services businesses.

        On November 4, 2003, in anticipation of the spin-off, NeighborCare issued $250 million aggregate principal amount of 6.875% senior subordinated notes due 2013. On April 30, 2004, in satisfaction of its obligations under such issuance, the Company filed a registration statement on Form S-4 in connection with its offer to exchange up to $250 million aggregate principal amount of 6.875% senior subordinated notes due 2013, which have been registered under the Securities act of 1933, as amended, for up to $250 aggregate principal amount of 6.875% senior subordinated notes due 2013 issued in November 2003.

        As a result of the spin-off and the filing of such registration statement, NeighborCare is filing updated consolidated financial statements as of September 30, 2003 and 2002 and for each of the years in the three-year period ended September 30, 2003 to reflect GHC as discontinued operations under the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

        Additionally, NeighborCare has revised its Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for such periods to reflect such updated consolidated financial statements as set forth below.

        This Current Report on Form 8-K updates Items 6, 7 and 15(a)(1) and (2) of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as filed with the Securities and Exchange Commission on December 24, 2003 and amended on December 29, 2003, and reflects the spin-off of GHC as discontinued operations. All other Items of the Annual Report on Form 10-K remain unchanged.

        Contemporaneous with this Current Report on Form 8-K, NeighborCare is filing an amendment to its Quarterly Report on Form 10-Q for the three months ended December 31, 2003 in order to (i) reflect the exclusion of intersegment revenues with GHC previously reported in continuing operations for the three months ended December 31, 2003; (ii) present GHC's assets and liabilities as held and used by NeighborCare until the completion of the spin-off, as permitted by SFAS 144; and (iii) account for GHC's assets and liabilities as held and used until the completion of the spin-off, as reported in the consolidated statements of cash flows for the periods presented. Initially, the Company reported the intersegment revenues from GHC as a component of revenue from continuing operations such that the periods presented would be comparable and consistent with current and future periods. However, based upon the Company's interpretation of SFAS No. 144, the intersegment revenues from GHC should be included as a component of income from discontinued operations.

SELECTED FINANCIAL DATA

        The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this Current Report on Form 8-K. Our consolidated statement of operations data for the years ended September 30, 2003, 2002 and 2001 and our consolidated balance sheet data as of September 30, 2003 and 2002 have been derived from our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K, which have been audited by KPMG LLP, whose report is included elsewhere in this Current Report on Form 8-K. Our statement of operations data for the three months ended December 31, 2003 and 2002 and our balance sheet data as of December 31, 2003 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K. Our statement of operations data for the years ended September 30, 2000 and 1999 and our balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from our unaudited consolidated financial statements, which are not presented in this Current Report on Form 8-K.

        On December 1, 2003, we completed the spin-off of GHC. Under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," referred to as "SFAS 144," discontinued businesses, including assets held for sale or distributed to shareholders, are removed from the results of continuing operations. The results of operations of GHC have been reclassified as discontinued operations in the audited and unaudited consolidated statements of operations for all periods presented. Businesses sold or closed prior to the adoption of SFAS 144 continue to be reported in the results of continuing operations.

        Upon emergence from Chapter 11 bankruptcy proceedings on October 2, 2001, our subsidiaries adopted the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," also referred to as "fresh-start reporting," effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner's deficit was eliminated. Any financial information labeled "predecessor company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "successor company" refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable and is therefore separated by a vertical line. The lack of comparability within the statement of operations data is most apparent in our capital costs (interest, depreciation and amortization), as well as with income taxes and debt restructuring and reorganization costs. Predecessor company and successor company balance sheet data are not comparable due to the change in accounting basis of long-lived assets to estimated fair value and the discharge of liabilities subject to compromise.

        On October 1, 2002, we adopted Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002," referred to as "SFAS 145." The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002, any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria for classification as extraordinary items have been reclassified. This reclassification includes the $1.4 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon our subsidiaries' emergence from Chapter 11 proceedings which is now included in income (loss) from continuing operations.

	Successor Company					Predecessor Company
	Three Months Ended December 31,		Years Ended September 30,			Years Ended September 30,
	2003	2002	2003	2002		2001	2000	1999
	(in thousands, except operating and per share data)
Statement of Operations Data (1):
Net revenues	$338,394	$297,104	$1,243,857	$1,136,737	¦	$1,047,883	$1,001,222	$921,642
Gross profit	76,427	66,541	281,879	255,154	¦	230,002	231,780	238,178
Income (loss) from continuing operations	(14,149)	(1,114)	3,956	6,259	¦	920,964	(147,614)	(38,860)
Income (loss) from discontinued operations, net of taxes	8,435	13,734	28,732	66,507	¦	(628,867)	(692,710)	(231,713)
Net income (loss)	(5,714)	12,620	32,688	72,766	¦	292,097	(840,324)	(270,573)
Preferred stock dividends	—	683	2,701	2,599	¦	45,623	42,596	19,477
Net income (loss) available to common shareholders	(5,714)	11,937	29,987	70,167	¦	246,474	(882,920)	(290,050)
Ratio of Earnings to Fixed Charges(2)	—	—	1.11x	—	¦	21.36x	—	—
Diluted EPS Data:
Income (loss) from continuing operations	$(0.35)	$(0.04)	$0.03	$0.09	¦	$18.00	$(4.04)	$(1.64)
Income (loss) from discontinued operations, net	0.21	0.33	0.71	1.61	¦	(12.93)	(14.71)	(6.53)
Net income (loss) available to common shareholders	(0.14)	0.29	0.74	1.68	¦	5.07	(18.75)	(8.17)
Weighted average shares outstanding—income (loss) from continuing operations and discontinued operations	40,397	41,458	40,757	41,260	¦	48,641	47,077	35,485
Weighted average shares outstanding—income (loss) available to common shareholders	40,397	41,458	40,757	43,351	¦	48,641	47,077	35,485
Other Data:
Gross Profit	$76,427	$66,541	$281,879	$255,154	¦	$230,002	$231,780	$238,178
Gross Profit %	22.6%	22.4%	22.7%	22.4%	¦	21.9%	23.1%	25.8%
EBITDA(3)	$(15,034)	$16,854	$52,186	$43,847	¦	$1,005,096	$—	$—
EBITDA %	(4.4)%	5.7%	4.2%	3.9%	¦	95.9%	—	—
	Successor Company					Predecessor Company
	December 31,	September 30,				September 30,
	2003 (4)	2003	2002	2001		2000	1999
	(dollars in thousands)
Balance Sheet Data (end of period):
Working capital	$298,472	$446,657	$449,006	$282,016	¦	$304,241	$235,704
Total assets	847,621	1,938,729	2,010,477	1,839,220	¦	3,081,998	2,429,914
Liabilities subject to compromise	—	—	—	—	¦	2,446,673	—
Long-term debt, including current portion	258,632	611,619	689,683	644,509	¦	143,441	1,521,636
Redeemable preferred stock	—	46,831	44,765	42,600	¦	442,820	—
Shareholders' equity (deficit)	452,377	916,163	914,123	834,858	¦	(246,391)	587,890

(1)
For a discussion of operating results from fiscal 2001 through the three months ended December 31, 2003 and a description of significant events, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(2)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. For the three months ended December 31, 2003 and 2002 and the fiscal years ended September 30, 2002, 2000 and 1999, our earnings were insufficient to cover fixed charges by $28.1 million, $1.2 million, $6.6 million, $175.2 million and $62.1 million, respectively.

(3)
The following tables reconcile EBITDA to our net income (loss) available to common shareholders and our consolidating operating income by segments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Reasons for Non-GAAP Financial Disclosure."

	Three Months Ended
	December 31, 2003	December 31, 2002
Net income (loss) available to common shareholders	$(5,714)	$11,937
Subtract:
Income (loss) from discontinued operations, net of taxes	(8,435)	(13,734)
Add back:
Preferred dividends	—	683
Minority interest and equity in income of unconsolidated affiliates	1,091	1,039
Income tax provision (benefit)	(13,874)	5,483
Interest expense, net	5,654	3,674
Depreciation and amortization	6,244	7,772

EBITDA	$(15,034)	$16,854

	Three Months Ended December 31, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$26,573	$(47,851)	$(21,278)
Add back:
Depreciation and amortization	3,068	3,176	6,244

EBITDA	$29,641	$(44,675)	$(15,034)

	Three Months Ended December 31, 2002
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$17,683	$(8,601)	$9,082
Add back:
Depreciation and amortization	3,014	4,758	7,772

EBITDA	$20,697	$(3,843)	$16,854

	Successor Company			Predecessor Company
	Years Ended September 30,
	2003	2002		2001
Net income available to common shareholders	$29,987	$70,167	¦	$246,474
Subtract:
Income (loss) from discontinued operations, net of taxes	28,732	66,507	¦	(628,867)
Add back:
Preferred dividends	2,701	2,599	¦	45,623
Minority interest and equity in income of unconsolidated affiliates	4,289	3,061	¦	1,802
Income tax provision (benefit)	(2,048)	(12,699)	¦	—
Interest expense, net	14,358	17,186	¦	45,188
Depreciation and amortization	31,631	30,040	¦	37,142

EBITDA	$52,186	$43,847	¦	$1,005,096

	Successor Company Year Ended September 30, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$92,325	$(71,770)	$20,555
Add back:
Depreciation and amortization	12,386	19,245	31,631

EBITDA	$104,711	$(52,525)	$52,186

	Successor Company Year Ended September 30, 2002
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$67,851	$(54,044)	$13,807
Add back:
Depreciation and amortization	11,315	18,725	30,040

EBITDA	$79,166	$(35,319)	$43,847

	Predecessor Company Year Ended September 30, 2001
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$(30,954)	$998,908	$967,954
Add back:
Depreciation and amortization expense	13,062	24,080	37,142

EBITDA	$(17,892)	$1,022,988	$1,005,096

(4)
Balance sheet data as of December 31, 2003 reflects the distribution and spin-off of GHC. Balance sheet data prior to the spin-off has not been adjusted to give effect to the spin-off of GHC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        NeighborCare, Inc. (formerly named Genesis Health Ventures, Inc.) was incorporated in May 1985 as a Pennsylvania corporation. As used herein, unless the context otherwise requires, "NeighborCare," the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries and "GHC" refers to Genesis HealthCare Corporation together with its subsidiaries.

        We are the third largest provider of institutional pharmacy services in the United States. As of December 31, 2003, we provided pharmacy services for approximately 250,000 beds in long-term care facilities in 32 states and the District of Columbia. Our pharmacy operations consist of 64 institutional pharmacies (five are jointly-owned), 33 community-based professional retail pharmacies (two are jointly-owned) and 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility. In addition, we operate 16 home infusion, respiratory and medical equipment distribution centers (four are jointly-owned). Jointly-owned facilities and the operations conducted therein are part of joint ventures which are owned by NeighborCare and at least one other unaffiliated party.

        Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        Our community-based professional pharmacies are retail operations branded under the NeighborCare® name that are located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies, as well as personal service and consultation by licensed pharmacists.

        Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, TPN, chemotherapy and pain management).

        We also own and operate Tidewater Healthcare Shared Services Group, Inc., or "Tidewater," one of the largest long-term care group purchasing companies in the country. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities.

        On December 1, 2003, we completed the distribution, or the "spin-off," of the common stock of GHC, previously reported as our inpatient services division. On December 2, 2003, we changed our name to NeighborCare, Inc. The spin-off was effected by way of a pro rata tax-free distribution of the common stock of GHC to holders of our common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of our common stock owned as of October 15, 2003. On November 4, 2003, in anticipation of the spin-off, we refinanced all of our remaining long-term debt through the issuance of $250 million aggregate principal amount of our 6.875% senior subordinated notes due 2013 and through proceeds received from GHC in accordance with its issuance in October 2003 of $225 million aggregate principal amount of 8% senior subordinated notes due 2013.

Certain Transactions and Events

  Spin-off and Discontinued Operations of GHC

        On December 1, 2003, we completed the plan of disposition of GHC through a distribution of GHC common stock to our shareholders of record as of October 15, 2003 in the form of a tax-free spin-off as previously described.

        The spin-off was motivated by two business purposes: (1) to allow each business to pursue strategies and focus on objectives appropriate to that business, and to assume only those risks inherent in the respective businesses; and (2) to resolve problems that our pharmacy services segment had with existing or potential customers who object to our association with the inpatient services segment that competes with those customers. The inpatient services segment and pharmacy services segment are distinct businesses with significant differences in their markets, products, investment needs and plans for growth. Our board of directors believes that the separation into two independent public companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, and to improve cost structures and operating efficiencies. The operations of our former inpatient services segment, rehabilitation therapy business, management services and certain other ancillary service businesses are operating under the name Genesis Healthcare Corporation.

        The following tables set forth the components of net income (loss) from discontinued operations for the three months ended December 31, 2003 compared to the same period last year (in thousands) and for the years ended September 30, 2003, 2002, and 2001 (in thousands):

	Successor Company					Predecessor Company
	Three Months ended December 31,		Years Ended September 30,			Year Ended September 30,
	2003	2002	2003	2002		2001
Net revenues of GHC	$250,927	$372,407	$1,405,122	$1,349,051	¦	$1,279,250
Net operating income of GHC	16,450	23,325	66,680	128,512	¦	(621,858)
Net operating loss of other units	—	(1,012)	(1,111)	4,211	¦	—

Income from discontinued operations before interest and taxes	16,450	22,313	65,569	132,723	¦	(621,858)
Interest expense allocation	2,467	5,267	19,937	23,373	¦	7,009
Income tax expense	5,548	3,312	16,900	42,843	¦	—

Net income from discontinued operations	$8,435	$13,734	$28,732	$66,507	¦	$(628,867)

        In accordance with SFAS 144, only those overhead costs that are solely attributable to the discontinued business segment can be allocated to discontinued operations. As a result, prior periods include significant overhead charges that were incurred for the benefit of both our continuing operations and the spun-off operations of GHC that are now included in the continuing operations of our Company. Therefore, our operating results for the periods presented do not necessarily reflect the actual operating expenses of our continuing pharmacy operations.

  Change in Strategic Direction and Objectives

        Since our inception, our principal business plan was to build networks of skilled nursing and assisted living centers in concentrated geographic markets and broaden our array of higher margin specialty medical services; principally institutional pharmacy and rehabilitation services. By offering a broad array of services, we sought to create an integrated delivery system connecting our eldercare centers and ancillary service capabilities to hospitals, physicians, managed care plans and other providers in a seamless delivery network. Through acquisitions of both eldercare facilities and pharmacy operations in the 1990's, we fulfilled our stated business plan and operated under the mission to "redefine how eldercare is delivered."

        In 2000, we and certain of our direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. We emerged from bankruptcy in late 2001 and constituted a new board of directors who evaluated our current business portfolio and identified strategies to optimize the performance of our operations. The new board of directors initially decided to focus on expanding the growth and margins of our pharmacy services segment and to maintain the current market position of our inpatient services segment. This was primarily the result of our inpatient services segment suffering from significant cuts in funding sources, nursing labor cost increases in excess of inflation, intensified regulatory oversight and intervention and increases in the cost of medical malpractice insurance. The new board of directors also implemented a short-term strategy to reduce overhead costs to pursue operational efficiencies with the intent of absorbing the financial performance of the inpatient services business.

        After the short-term objectives of the board of directors were achieved, we continued to evaluate strategic alternatives to enhance shareholder value and improve market performance. Such evaluations led to exploration of separating our business into two distinct businesses. In late 2002, the board of directors retained independent consultants to evaluate the impact of potentially separating the pharmacy business and the eldercare business by way of a spin-off. By February 2003, the board of directors approved a plan to spin-off the inpatient services segment into a separate legal operating entity under the name Genesis HealthCare Corporation.

  Strategic Planning, Severance and Other Operating Items

        We have incurred costs that are directly attributable to the transformation to a pharmacy-based business and certain of our short-term strategic objectives. These costs are expected to continue for the foreseeable future and are segregated in the unaudited condensed consolidated statements of operations as "Strategic planning, severance and other operating items." A summary of these costs as of December 31, 2003 follows (in thousands):

  Three Months Ended December 31, 2003

		Three Months Ended December 31, 2003
	Accrued at September 30, 2003				Accrued at December 31, 2003
		Provision	Paid	Non-Cash
Employee contract termination, transaction completion bonuses, severance and related costs	$1,000	$9,760	$1,000	$833	$8,927
Strategic planning and other items	2,160	30,904	12,955	6,112	13,997

Total	$3,160	$40,664	$13,955	$6,945	$22,924

        Strategic planning, severance and other operating items for the three months ended December 31, 2003 relate primarily to legal, professional and other fees incurred to complete the spin-off transaction of $17.4 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $8.8 million; and costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million. Debt extinguishment costs represent the write-off of unamortized deferred financing costs of $5.9 million, consent fees required to eliminate our commitments under GHC debt of $5.0 million and the settlement of interest rate swap arrangements related to debt extinguishment of $3.6 million. Amounts accrued as of December 31, 2003 are expected to be paid during the second and third quarters of fiscal 2004.

        Strategic planning, severance and other operating items for the three months ended December 31, 2002 are primarily attributable to us entering into a termination and settlement agreement with Omnicare, Inc. whereby we agreed to terminate a merger agreement we had entered into with NCS Healthcare, Inc., a provider of institutional pharmacy services. Pursuant to the termination and settlement agreement dated December 15, 2002, we agreed to terminate the merger agreement with NCS and Omnicare agreed to pay us a $22.0 million break-up fee. On December 16, 2002, we terminated the merger agreement and we and Omnicare each agreed to release the other from any claims arising from the merger agreement and not to commence any action against one another in connection therewith. We recognized the break-up fee net of $11.8 million of financing, legal and other costs directly attributable to the proposed merger with NCS. The net gain was offset by severance and related costs associated with the resignation of Richard R. Howard, our former vice chairman, of approximately $4.8 million. The remaining $1.5 million of strategic planning and other operating items for the period primarily relate to consulting and other professional fees.

  Fiscal 2003 and 2002

        In fiscal 2003, we incurred strategic planning, severance and other operating items of approximately $27.2 million, which included: severance and related costs for a former vice chairman (Richard R. Howard) of $4.8 million; expense associated with the offer and exchange all outstanding stock options as of April 1, 2003 of $7.2 million; strategic consulting expense of $12.9 million; and certain executive compensation of $2.2 million. Executive compensation related to the recruitment of John J. Arlotta as the Company's new chief executive officer and incentive compensation paid to Robert H. Fish for services rendered during his term as the interim chief executive officer.

        On April 1, 2003, we extended an offer to our employees, including executive officers except for our chief executive officer, to tender all options to purchase shares of our common stock, par value $.02 per share, outstanding under our 2001 Stock Option Plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under our 2001 Stock Incentive Plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. We accepted for exchange and cancellation options to purchase 1,724,000 shares of our common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders, on May 13, 2003. All eligible options held by our employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, we expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock.

        Strategic consulting costs relate to consulting services for several of our new strategic objectives. Initially, these strategic consulting firms were engaged to assist our board of directors and management in the evaluation of our existing business model and the development of our strategic alternatives. Additional services were procured to assist in the evaluation of our pharmacy sales and marketing function, the bid selection process in connection with the potential sale or spin-off of the eldercare business and, more recently, the legal, accounting and other professional fees directly attributed to the spin-off transaction.

        In fiscal 2002, we incurred strategic planning, severance and other operating items of approximately $21.5 million, which included: severance and related costs for the termination of 100 individuals of $3.8 million; severance and related costs for a former chief executive officer and vice chairman of $12.6 million; and strategic consulting expense of $5.1 million.

  Agreements with GHC

  Tax Sharing Agreement

        For periods prior to the spin-off, GHC will be included in our U.S. federal consolidated income tax group, and GHC's tax liability thus will be included in our and our subsidiaries' consolidated federal income tax liability. GHC also will be included with us or certain of our subsidiaries in consolidated, combined or unitary income tax groups for state and local tax purposes for periods prior to the spin-off.

        The tax sharing agreement governs the respective rights, responsibilities, and the obligations of us and GHC after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns.

        In general, we will prepare and file the federal consolidated return, and any combined, consolidated or unitary tax returns that include both us or one of our subsidiaries and GHC or one of its subsidiaries and will be responsible for all income taxes and other taxes with respect to such returns. GHC will prepare and file any tax return required to be filed by GHC or any of its subsidiaries that does not include us or any entity that is our subsidiary after the spin-off and will be responsible for all income taxes or other taxes with respect to any such tax return. In general, we will be responsible for any increase (and will receive the benefit of any decrease) in the income tax of any entity that is or was reflected on a tax return filed by us and we will control all audits and administrative matters relating to such tax returns.

        GHC generally may not (i) take or fail to take any action that would cause any representations, information or covenants in the spin-off documents or documents relating to the private letter ruling request to be untrue, (ii) take or fail to take any action that would cause the spin-off to lose its tax-free status, (iii) sell, issue, redeem or otherwise acquire its equity securities for a period of two years following the spin-off, except in certain specified transactions, and (iv) sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of two years following the spin-off. During that two-year period, GHC may take certain actions prohibited by the covenants if, for example, we obtain a supplemental private letter ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the spin-off, in each case satisfactory to us in our sole and absolute discretion. Notwithstanding the receipt of any such private letter ruling or opinion, GHC must indemnify us for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of GHC's equity securities or assets (or equity securities or assets of any member of GHC's group) and (iii) any breach by GHC or any member of GHC's group of certain representations in the spin-off documents or the documents relating to the private letter ruling.

        In addition, the tax sharing agreement provides for cooperation and information sharing with respect to taxes.

  Transition Services Agreement

        The transition services agreement provides for the provision of certain transitional services by GHC to us. The services include the provision of information systems (e.g., access to computer systems that are owned by GHC), tax services, financial systems, bankruptcy claims processing and certain additional services identified by the parties. The transition services agreement provides for a term of

18 months. In addition, we may extend the transition services agreement for an additional six months with adequate notice. The pricing is based on actual costs incurred by GHC in rendering the services.

  Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services

        GHC and our subsidiary NeighborCare Pharmacy Services, Inc., or "NCPS," entered into a master agreement for pharmacy, pharmacy consulting and related products and services, referred to as the "pharmacy services agreement." The pharmacy services agreement has an initial term of ten years, plus a renewal term of five years if NCPS matches third-party bids for comparable services. The pharmacy services agreement provides the terms and conditions on which NCPS and its affiliates provide pharmacy, pharmacy consulting and medical supply products and services to all long-term care facilities owned or leased by GHC and its affiliates. These services include the provision of all of the needed prescription and non-prescription medications, pharmacy consulting services, Medicare Part B supplies and services, Medicare Part B claim filing services, enteral nutrition products, durable and disposable medical supplies and equipment, and related services as required by applicable law and as reasonably requested by each facility. The agreement imposes restrictions on GHC's ability to purchase pharmaceutical products and supplies from other suppliers.

        Each of GHC's eldercare facilities entered into an individual services agreement with NCPS that reflects the terms of the pharmacy services agreement. The individual services agreements govern the terms under which pharmacy, pharmacy consulting and medical supply products and services will be provided to each eldercare facility by NCPS.

        Pricing under the pharmacy services agreement is at pre-negotiated prices or formulas consistent with market pricing for the applicable services and are set forth in the individual service agreements. NCPS has the right to adjust prices, other than those that are determined by formula, not more than once per year to account for increases in its costs in providing the services (including inflation). GHC is eligible for a pricing reduction at specified percentages for certain specified products and services if and so long as the aggregate number of skilled nursing facility beds served by NCPS increases to specified targets over a baseline amount. In addition, GHC and NCPS will negotiate in good faith to enter into arrangements whereby GHC will contract directly with certain manufacturers of enteral nutrition products, durable medical equipment and other non-pharmaceutical products historically purchased from NCPS to receive "end user pricing," and NCPS will distribute enteral nutrition products and durable medical equipment to GHC's facilities for a fee priced at the fair market value of such distribution services. In addition, after five years, pricing may be reset depending upon NCPS's pricing to its other customers of similar size.

        GHC may terminate the pharmacy services agreement with respect to any facility in connection with a sale of the facility to a third party or the closing of the facility so long as GHC uses its best efforts to persuade the buyer or successor of the facility, if any, to assume the applicable service agreement. This right is limited to five facilities through the first year, 10 facilities through the second year, 20 facilities through the third year, and a maximum of 30 facilities over the 10-year term of the pharmacy services agreement.

        If the pharmacy services agreement or any individual service agreement is terminated by GHC, then NCPS will be entitled to recover a specified amount per facility based on the remaining number of months in the term. Each of GHC and NCPS will indemnify the other against all claims, losses and liabilities arising out of the acts or omissions of the other party in connection with the pharmacy services agreement.

        The pharmacy services agreement provides that GHC will not compete with NCPS or solicit NCPS's employees or customers until 2015 or, if later, two years following termination of the pharmacy services agreement.

        Either party may assign the pharmacy services agreement, or any individual services agreement, upon receipt of written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but NCPS may assign its interest without GHC's consent to an affiliate, joint venture or a provider whose service and/or quality levels are at least comparable to those currently provided by NCPS.

  Tidewater Membership Agreement

        The Tidewater membership agreement, referred to as the "Tidewater agreement," provides group purchasing and shared service programs to skilled nursing facilities and assisted living facilities operated by GHC. Under the Tidewater agreement, GHC engaged Tidewater, our wholly-owned group purchasing subsidiary, as an independent group purchasing organization, and Tidewater will grant to GHC access to its vendor contracts. The initial term of the Tidewater agreement is ten years. GHC will not make any payments to us under the Tidewater agreement. Instead, Tidewater will receive administrative fees from various suppliers. Such fees are based on a percentage of the volume of purchases made by all of Tidewater's members, including GHC. GHC will remain directly responsible to vendors for purchases through the Tidewater agreement. The Tidewater agreement obligates GHC to purchase certain minimum amounts; however, GHC may be a member of other group purchasing organizations. GHC may earn financial incentives, such as fee sharing, for meeting certain purchasing volumes under the Tidewater agreement.

  Employee Benefits Agreement

        We and GHC entered into an employee benefits agreement which provides for certain employee compensation, benefit and labor-related matters. In general, after the spin-off, we and GHC are responsible for all obligations and liabilities relating to our respective current and former employees and their dependents and beneficiaries.

        As of the date of the spin-off, and except with respect to health and welfare plans and flexible benefit plans as set forth below, GHC ceased its participation in any benefit plan or trust under any such plan sponsored or maintained by us and we ceased participation in any benefit plan or trust under any such plan sponsored or maintained by GHC. With respect to employees who are transferred to or from us or GHC, both parties have mutually recognized and credited service with the other employer.

        Except as otherwise provided herein, all liabilities relating to employee benefits incurred by or on behalf of either company's employees or their covered dependents on or before the date of the spin-off remain our liabilities. Liabilities and assets were transferred from our retirement plan to a comparable plan to be established by GHC. Similarly, liabilities and assets were transferred from our union retirement savings plan, the sponsorship of which was assumed by GHC. Liabilities under our deferred compensation plan (a non-qualified plan) and assets relating to such plan held in a rabbi trust were transferred to a comparable plan and trust established by GHC. In the event that we or GHC elect to contribute the full matching amount due to participants covered under each company's respective plan and entitled to a match at the end of the 2003 plan year, each company will reimburse the other for 50% of the amount contributed with respect to specified employees who are transferred between companies in connection with the spin-off. A similar arrangement applies with respect to bonus amounts due for the 2003 fiscal year. In general, all liabilities relating to workers' compensation claims incurred by or on behalf of either company's employees on or before December 1, 2003, the date of the spin-off, remained liabilities of GHC.

        To avoid the administrative inconvenience and expense that would have resulted from our having to establish separate health and welfare plans and flexible benefit plans for the remainder of the calendar year, during the period beginning immediately following the spin-off and ending on December 31, 2003, current and former employees of GHC remained covered under our existing health and welfare plans and flexible benefit plans. GHC reimbursed us for all expenses we incurred as a result of this arrangement. As of January 1, 2004, current and former employees of ours and GHC are covered under their own health insurance plans.

  Pharmacy Benefit Management (CareCard) Agreement

        GHC and our subsidiary, CareCard, Inc., entered into a pharmacy benefit management agreement, referred to as the "CareCard agreement." The CareCard agreement sets forth the agreements between GHC and CareCard relating to the provision of services to GHC by our "CareCard" business. The term of the CareCard agreement expires on December 31, 2004. Under the CareCard agreement, CareCard provides pharmacy benefit management services to GHC and access to retail and mail pharmacy services. GHC agreed to enroll all of its employees participating in a GHC self-insured health plan in the CareCard program. The CareCard agreement may be assigned by either party upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but CareCard may assign its interest without GHC's consent to a provider whose service and/or quality levels are at least comparable to those currently provided by CareCard.

  Master Agreement for Specialty Beds and Oxygen Concentrators

        The master agreement for specialty beds and oxygen concentrators, referred to as the "durable medical equipment agreement," sets forth the agreements between GHC and NCPS relating to the provision of certain equipment and related services to GHC's skilled nursing and assisted living facilities. The durable medical equipment agreement provides for an initial five-year term with one-year automatic renewals (unless terminated upon 90 days' notice prior to the expiration of the then-current term). Under the durable medical equipment agreement, NCPS agreed to provide GHC's facilities with durable medical equipment (specialty beds and oxygen concentrators), equipment maintenance and warehousing of equipment at prices set forth in the durable medical equipment agreement. The durable medical equipment agreement provides that, except as otherwise required by law, NCPS will be the exclusive provider of specialty beds and oxygen concentrators to the contracting facilities. Either party may assign the agreement upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but NCPS may assign its interest without GHC's consent to a provider whose service and/or quality levels are at least comparable to those currently provided by NCPS.

        See note 5—"Significant Transactions and Events" of our Consolidated Financial Statements contained elsewhere in this Current Report on Form 8-K.

Laws Affecting Revenues

        The Health Insurance for Aged and Disabled Act (Title XVIII of the Social Security Act), or "Medicare," is a federally funded and administered health insurance program for individuals aged 65 and over or for certain individuals who are disabled. The Medicare program consists of three parts: (i) Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers; and (iii) a managed care option for beneficiaries who are entitled to Medicare Part A and enrolled in Medicare Part B, known as Medicare+Choice or Medicare Part C. Pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the "Medicare Modernization Act," passed by Congress on November 25, 2003 and signed into law by the President on December 8, 2003, the

Medicare+Choice program will be subsumed into a new Medicare supplemental product called Medicare Advantage by 2006. Under Medicare Part B, we are entitled to payment for products that replace a bodily function (i.e., ostomy supplies), home medical equipment and supplies and a limited number of specifically designated prescription drugs. The Medicare program is currently administered by fiscal intermediaries (for Medicare Part A and some Medicare Part B services) and carriers (for Medicare Part B) under the direction of the Centers for Medicare and Medicaid Services, or CMS, the Medicare and Medicaid oversight division of the United States Department of Health and Human Services, or "DHHS."

        Medicaid (Title XIX of the Social Security Act) is a federal-state matching fund program, whereby the federal government, under a needs-based formula, matches funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies under federal rules. Although Medicaid programs vary from state to state, traditionally they have provided for the payments, up to established limits, at rates determined in accordance with each state's regulations. The federal Medicaid statute specifies a variety of requirements that the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For patients eligible for Medicaid, we bill the individual state Medicaid program or, in certain circumstances, the state designated managed care or other similar organizations. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by the Centers for Medicare and Medicaid Services and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for certain prescription drugs under Medicaid. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Most states establish a fixed dispensing fee that is adjusted to reflect associated costs on an annual or less frequent basis. The payment methodology for certain forms of prescription drugs and biologicals reimbursed under the Medicaid program may be subject to changes under the Medicare Modernization Act.

        Any future changes in Medicaid reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect our business. The annual increase in the federal share could vary from state to state based on a variety of factors. Such provisions, if ultimately signed into law, could adversely affect our business. Additionally, any shift from Medicaid to state designated managed care could adversely affect our business due to historically lower reimbursement rates for managed care. Moreover, Medicare and Medicaid are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially affect the timing and/or levels of payments to us for our services.

        We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. These rights and remedies may include requiring the repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. Such programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments.

        Congress has enacted laws directly affecting our business and the skilled nursing facilities served by us. Three major laws during the past six years have significantly altered payment for nursing home and medical ancillary services. Healthcare related legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

        The recently enacted Medicare Modernization Act may have a significant impact on our business or the business of our primary customers, nursing facilities. Specifically, the Medicare Modernization Act increases payments to nursing facilities to cover the high costs of care associated with treatment for AIDS patients, subject to applicable sunsets, while potentially reducing payments for certain outpatient pharmaceutical drugs and biologicals currently reimbursed under the "average wholesale price" methodology. The legislation shifts the payment methodology from average wholesale price to "average sales price." DHHS will have the authority to adjust payment rates where the average sales price does not reflect widely available market prices. In addition, the legislation will have a significant impact on reimbursement rates for durable medical equipment by freezing durable medical equipment rates from 2004 through 2006. DHHS will have the authority to adjust rates for the top five most widely used durable medical equipment codes to reflect reimbursement rates paid under the Federal Employee Health Benefit Plan. The Medicare Modernization Act also provides for increased federal resources being available for prescription drug benefits coverage in 2006. Finally, the Medicare Modernization Act authorizes an interim federally sponsored prescription drug discount plan to provide group discounts for Medicare beneficiaries between 2004 and 2006.

        Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to fully assess its impact on our business. The impact of the legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on institutional and long-term care pharmacy services. There are provisions which recognize the unique needs of the long-term care resident contained in the legislation. For example, the Secretary, CMS, is required to review the current standards of practice for pharmacy services provided to long-term care beneficiaries and to prepare a plan for review by the Congress designed to protect the safety and quality of care of nursing facility patients, including the appropriate reimbursement within 18 months of enactment. Nevertheless, this legislation may reduce revenue and impose additional costs to the industry. DHHS has not yet promulgated any final regulations under the Act, as the Act requires it to do. The impact of these regulations when promulgated, including those regulations relating to the prescription drug discount plan discussed above, is unclear. NeighborCare will continue to work closely with CMS directly, as well as through the Long Term Care Pharmacy Alliance, to offer its expertise in pharmaceutical care for the elderly.

        Prior to the Medicare Modernization Act, reimbursement for certain products covered under Medicare Part B was limited to 95% of the "average wholesale price." The move to a prospective payment system under the Balanced Budget Act of 1997 made pricing a more important consideration in the selection of pharmacy providers.

        The reimbursement rates for pharmacy services under Medicaid are determined on a state by state basis subject to review by CMS and applicable federal law. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Certain states have "lowest charge legislation" or "most favored nation provisions" which require our institutional pharmacy and medical supply operation to charge Medicaid no more than its lowest charge to other consumers in the state. Since 2000, federal Medicaid requirements establishing payment caps on certain drugs have been periodically revised. We have participated in the efforts to review and interact with CMS on the revisions. This proactive involvement has helped in modifying the rate structures and thereby minimizing the impact of the new rules on our operations.

        Revisions made by the Medicare Modernization Act are expected to provide significant relief to states as Medicare coverage becomes primary to Medicaid assistance for dually eligible individuals. While those provisions making Medicare primary to Medicaid do not become effective until January 1, 2006, the competitive design of the interim Drug Rx Discount Card program is expected to put pricing pressure on all pharmacy services, which may impact outlays for prescription drugs.

        It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of our principal customers. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex.

        We belong, with other leading multi-state institutional pharmacy companies, to the Alliance for Long Term Care Pharmacy, or "LTCPA," an industry trade group established to influence the outcomes of both federal and state-specific legislative and regulatory activities. In this collaboration, LTCPA provides leadership to responding to specific issues. Presently, LTCPA has engaged representation in 23 states and the District of Columbia. Such efforts are augmented by the government relations specialists of the various companies and by active grassroots efforts of pharmacy professionals. These proactive steps have been successful in a number of instances, but given the budgetary concerns of both federal and state governments, there can be no assurance that changes in payment formulas and delivery requirements will not have a negative impact going forward.

        While Congress has, through the Medicare Modernization Act, expanded Medicare coverage of certain costs of outpatient pharmaceutical services, the federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

Results of Operations

  Factors Affecting Comparability of Financial Information

        As a consequence of the implementation of fresh-start reporting effective September 30, 2001, the financial information presented in the consolidated statements of operations and the statements of cash flows for the fiscal years ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in fiscal 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in the accompanying consolidated financial statements and the notes thereto. Any financial information herein labeled "Predecessor Company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "Successor Company" refer to periods following adoption of fresh-start reporting. The lack of comparability in the accompanying consolidated financial statements is most apparent in our capital costs (interest, depreciation and amortization), as well as with debt restructuring and reorganization costs and net (gain) on debt discharge, and preferred dividends.

        Fiscal 2003, fiscal 2002 and fiscal 2001 financial information has been adjusted to exclude operations identified as discontinued, including assets held for sale, since our September 30, 2001 adoption of SFAS No. 144. Properties identified as discontinued prior to our September 30, 2001 adoption of SFAS No. 144 continue to be reflected in the results from continuing operations. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

        When comparing results for the three months ended December 31, 2003 to the results for the same period in the prior year, it is important to note that the prior year results include shared overhead costs. In accordance with SFAS 144, only those overhead costs that are solely attributable to the discontinued business segment can be allocated to discontinued operations. As a result, prior periods include significant overhead charges that, in compliance with GAAP, could not be allocated to discontinued operations. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC." Additionally, consolidated net revenues do not include the intersegment revenue between us and GHC prior, and up to, the spin-off.

  Reasons for Non-GAAP Financial Disclosure

        The following discussion contains non-GAAP financial measures. For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

        EBITDA is a non-GAAP financial measure that is presented in the following discussion. Our management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it is useful for trending, analyzing and benchmarking the performance and value of our business as well as for evaluating our capacity to incur and service debt, fund capital expenditures and expand our business. We use EBITDA primarily as a performance measure, and believe that the GAAP financial measure most directly comparable to EBITDA is net income. We also use EBITDA in our annual budgeting process. We believe EBITDA facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

        Although we use EBITDA as a financial measure to assess the performance of our business, as well as the employees responsible for operating our business, the use of EBITDA is limited because it does not consider certain material costs necessary to operate our business. These costs include the cost to service our debt, the non-cash depreciation and amortization associated with our long-lived assets, the cost of our federal and state tax obligations, our share of the earnings or losses of our unconsolidated affiliates and the operating results of our discontinued businesses. Because EBITDA does not consider these important elements of our cost structure, a user of our financial information who relies on EBITDA as the only measure of our performance or financial condition could draw an incomplete or misleading conclusion regarding our financial performance or condition. Consequently, a user of our financial information should consider net income an important measure of our financial performance because it provides the most complete measure of such performance. EBITDA should be considered in addition to, and not as a substitute for, or superior to, the comparable GAAP financial measure or an indicator of operating performance.

        We define EBITDA as earnings from continuing operations before preferred stock dividends, equity in net income (loss) of unconsolidated affiliates, minority interests, interest, taxes, depreciation and amortization. Other companies may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA does not represent net income or cash flow from operations, as defined by GAAP.

        See "Selected Financial Data" for reconciliations of EBITDA to our net income (loss) available to common shareholders and our consolidating operating income by segments.

  Three Months Ended December 31, 2003 Compared to Three Months Ended December 31, 2002

  Consolidated Overview

        Net loss available to common shareholders for the three months ended December 31, 2003 was $5.7 million compared to net income available to common shareholders of $11.9 million for the same period of the prior year. The decline in net income is primarily attributed to strategic planning, severance and other operating items of $40.7 million incurred principally as a result of the spin-off of GHC. In the same period of the prior year, a net gain of $3.9 million was recorded in strategic planning, severance and other operating items. The decline in net income available to common shareholders was partially offset by an income tax benefit of $13.9 million in the three months ended December 31, 2003 compared to an income tax provision recorded of $5.5 million in the same period of the prior year and an improvement in gross profit of $9.9 million in the three months ended December 31, 2003 when compared to the same period of the prior year.

        EBITDA loss for the three months ended December 31, 2003 was $15.0 million compared to EBITDA income of $16.9 million in the same period of the prior year. The decrease in EBITDA is primarily attributable to strategic planning, severance and other operating items of $40.7 million incurred principally as a result of the spin-off of the inpatient services division. In the same period of the prior year, a net gain of $3.9 million was recorded in strategic planning, severance and other operating items. This was partially offset by an improvement in gross profit of $9.9 million in the three months ended December 31, 2003 when compared to the same period of the prior year.

        For the three months ended December 31, 2003, revenues were $338.4 million, an increase of $41.3 million, or 13.9%, over the same period in the prior year. This growth was primarily attributed to growth in revenue of our institutional pharmacy segment of approximately $43.7 million, or 18.3% over the same period in the prior year due to favorable changes in bed mix, higher patient acuity and drug price inflation. Net revenues do not include intersegment revenues with GHC prior to the spin-off of $13.0 million and $20.1 million for the three months ended December 31, 2003 and 2002, respectively.

        Cost of revenues increased by approximately $31.4 million, or 13.6%, for the three months ended December 31, 2003 to $262.0 million from $230.6 million. Of this growth, $32.0 million was attributed to revenue volume growth. As a percentage of net revenues, cost of revenues was 77.4% for the three months ended December 31, 2003 compared to 77.6% for the same period in the prior year. This decrease in cost of revenues as a percentage of revenue is primarily attributed to reduced labor costs as a result of process improvement initiatives. The gross profits presented do not include gross profit on intersegment revenues from GHC prior to the spin-off of $2.9 million and $4.1 million for the three months ended December 31, 2003 and 2002, respectively. The impact of these gross profits is included in discontinued operations.

        Selling, general and administrative expenses decreased $2.8 million, or 5.2%, for the three months ended December 31, 2003 to $50.8 million compared to $53.6 million in the same period of the prior year. Overhead for the three months ended December 31, 2002 includes shared overhead costs allocable to GHC using a methodology based on relative revenue or expense of the continuing and discontinued operations in the amount of approximately $7.7 million that, in accordance with SFAS 144, could not be allocated to discontinued operations. Depreciation and amortization expense for the three months ended December 31, 2003 was approximately $6.2 million compared with $7.8 million in the three months ended December 31, 2002. Approximately $1.0 million of this decrease is due to a reduction in amortization of intangible assets.

        For the three months ended December 31, 2003, we recognized $40.7 million in strategic planning, severance and other operating items. These costs include legal, professional and other fees incurred to complete the spin-off transaction of $17.4 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $8.8 million; and costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million. For more information, see "—Certain Transactions and Events—Strategic Planning, Severance and Other Operating Items."

        Interest expense increased by approximately $2.0 million for the three months ended December 31, 2003 to $5.7 million compared to $3.7 million in the same period of the prior year. Interest expense on shared corporate debt prior to the spin-off was allocated on the basis of the net assets of the continuing operations and the discontinued segment.

        Other expense was $1.1 million for the three months ended December 31, 2003 and $1.0 million for the same period in the prior year. Other expense primarily consists of minority interest and our proportionate share of the net earnings of businesses in which we have invested, which are recorded under the equity method of accounting. The operating results of joint ventures in which we have a controlling interest are included in our consolidated financial statements. Minority interest expense represents the non-controlling owners' share of the joint ventures' operating profit.

        Net income from the discontinued operations of GHC decreased $5.3 million, or 38.6% for the three months ended December 31, 2003 compared to the same period in prior year. The principal factor driving the decrease relates to the inclusion of only two months of GHC results prior to the spin-off in our consolidated results compared to three months in the prior year. This decrease is offset by the inclusion of net operating losses of other discontinued segments of $1.0 million included in the prior year income from discontinued operations.

        Preferred stock dividend requirements were relieved in the first quarter of fiscal 2004 due to the mandatory conversion of all outstanding and unconverted preferred shares as of December 16, 2003. The decrease of $0.7 million is solely due to the mandatory conversion of the preferred stock during the quarter.

  Segment Results

        NeighborCare's operating segments include institutional pharmacy and corporate and other.

  Institutional Pharmacy Segment

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities.

        Institutional pharmacy revenue increased $43.7 million, or 18.3%, to $281.8 million for the three months ended December 31, 2003 compared to $238.1 million in the same period in the prior year. The increase is primarily attributed to an increase in the number of beds served as well as favorable changes in the bed mix, higher patient acuity and drug price inflation. These factors have resulted in higher revenue per bed when comparing the three months ended December 31, 2003 to the three months ended December 31, 2002. Average monthly revenue per bed per month during the quarter ended December 31, 2003 was $410 compared to $370 in the same period of the prior year.

        Operating income of the institutional pharmacy segment increased $8.9 million, or 50.3%, to $26.6 million in the three months ended December 31, 2003 from $17.7 million for the same period in the prior year. Operating margin increased to 9.4% from 7.4% for the same period. EBITDA of the institutional pharmacy segment increased $8.9 million, or 43.0%, to $29.6 million in the three months ended December 31, 2003 from $20.7 million for the same period in the prior year. EBITDA margin increased to 10.5% from 8.7% for the same period. The primary reason for the increase in operating margin and EBITDA margin is the increase in gross profit due to reduced direct labor costs as a result of process improvement initiatives. Bad debt expense, as a percent of revenue, also decreased in the three months ended December 31, 2003 compared to the same period in the prior year. This is a result of continuous focus on revenue qualification and collection efforts.

  Corporate and Other

        Corporate and other consists of our community based professional pharmacy business, home infusion, respiratory and medical equipment business and our Tidewater group purchasing organization. The corporate and other category also consists of corporate and administrative expenses that are not allocated to the segments for internal reporting purposes. Revenues for this segment decreased $2.4 million to $56.6 million in the three months ended December 31, 2003 from $59.0 million in the same period of the prior year. Overhead for the first quarter of fiscal 2004 includes shared overhead costs that, in accordance with SFAS 144, could not be allocated to discontinued operations because only those costs that are solely attributable to the discontinued business can be allocated to discontinued operations.

  Fiscal 2003 Compared to Fiscal 2002

  Consolidated Overview

        For the fiscal year ended September 30, 2003, revenues were $1,243.9 million, an increase of $107.1 million, or 9.4%, over the prior fiscal year. Of this growth, institutional pharmacy revenue increased by $107.8 million and corporate and other revenues decreased $0.7 million. See "—Segment Results" below for a discussion of institutional pharmacy and corporate and other revenue fluctuations. The institutional pharmacy revenue increase of $107.8 million is principally attributable to favorable changes in bed mix, higher patient acuity mix, and drug price inflation. Net revenues do not include intersegment revenues with GHC of $78.0 million and $100.5 million for the years ended September 30, 2003 and 2002, respectively.

        Net income available to common shareholders for the fiscal year ended September 30, 2003 declined $40.2 million, or 57.3%, to $30.0 million compared to $70.2 million for the prior fiscal year. The decline in net income is principally attributed to a $3.6 million of growth in selling, general and administrative expenses, $5.7 million of additional strategic planning, severance and other operating items, $1.6 million in additional depreciation and amortization expense, $7.6 million of additional non-operating expenses including debt restructuring charges, net gains from settlements, interest and other expense, $10.6 million decrease in income tax benefit and a $37.8 million decrease in the income reported by our discontinued operations, partially offset by $26.7 million of favorable gross margin growth. The components of strategic planning, severance and other operating items, in addition to the debt restructuring and reorganization charges and net settlement gains, are discussed at "—Certain Transactions and Events." The remaining reasons for the above-mentioned fluctuations are addressed in the paragraphs that follow.

        The increase in gross margin from $255.2 in the fiscal year ended September 30, 2002 to $281.9 in the fiscal year ended September 30, 2003 is principally due to the increased revenues of our institutional pharmacy segment coupled with the realization of our institutional pharmacy margin initiatives. See "—Segment Results" below for a discussion of institutional pharmacy results of operations. The gross profits presented do not include the gross profit on intersegment revenues from GHC of $16.1 million and $22.2 million for the fiscal years ended September 30, 2003 and 2002, respectively. The impact of these gross profits is included in discontinued operations.

        Selling, general and administrative expenses increased $3.6 million, or 1.7%, during the fiscal year ended September 30, 2003 from $209.0 million in the prior year to $212.6 million in the fiscal year ended September 30, 2003. As a percentage of revenues, selling, general and administrative expense declined to 17.1% compared to 18.4% in the prior year. This decline is primarily the result of our initiatives to reduce costs through process re-engineering and best-practice implementation.

        Depreciation and amortization expense increased $1.6 million, or 5.3%, to $31.6 million for the fiscal year ended September 30, 2003 compared to $30.0 million for the prior fiscal year. The increase is attributed to incremental depreciation expense on capital expenditures made since the prior year in excess of fixed asset retirements.

        Interest expense decreased $2.8 million, or 16.3%, from $17.2 million to $14.4 million for the fiscal year ended September 30, 2003 and September 30, 2002, respectively. Debt levels and the corresponding interest expense attributable to our continuing operations are lower than the same period in the prior year due to unscheduled debt repayments. This reduction is partially offset with the incremental costs of our derivative financial instruments entered into in the fourth quarter of fiscal 2002, which fixed or capped our interest cost on $275 million of debt.

        Other expense is comprised of minority interest and equity in the net income of our unconsolidated affiliates. Other expense increased $1.2 million, or 38.7%, from $3.1 million in the prior fiscal year to $4.3 million in the fiscal year ended September 30, 2003. The principal factor driving this increase is the increased operating margins of our consolidated joint ventures.

        The increase in income tax expense for continuing operations is primarily related to the utilization of a net operating loss carry forward of $10.3 million in 2002 as compared to $4.4 million of 2003 and the remaining increase is due to non-deductible expenses incurred in preparation for the spin-off of GHC.

        Income from discontinued operations, net of taxes, was $28.7 million in the fiscal year ended September 30, 2003 and $66.5 million in the prior fiscal year. The change is due in part to an $8.9 million (after-tax) write-down of eldercare assets in the current fiscal year compared to $6.7 million (after-tax) recorded in the prior fiscal year, combined with the relative results of operations of those eldercare businesses identified as discontinued operations. The deterioration in the operating results of our discontinued businesses is primarily attributed to the impact of the Skilled Nursing Facility Medicare Cliff on such operations and adverse self-insured liability claims development associated with our discontinued eldercare businesses. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

        Preferred stock dividends were relatively unchanged at $2.7 million for the fiscal year ended September 30, 2003 versus $2.6 million for the prior fiscal year. Preferred stock dividends are accrued in the form of additional shares of preferred stock (paid-in-kind).

  Segment Results

        For fiscal 2003 and 2002, our operating segments included institutional pharmacy and corporate and other.

  Institutional Pharmacy

        Institutional pharmacy revenues increased $107.8 million, or 11.7% to $1,030.4 million in the fiscal year ended September 30, 2003 from $922.6 million in the prior fiscal year. The increase in pharmacy service revenues is net of approximately $20.0 million of reduced revenue related to price concessions made in the extension of our contracts with HCR Manor Care, Inc., and the State of New Jersey. The increase in institutional pharmacy revenue is attributable to favorable changes in bed mix, higher patient acuity mix and drug price inflation.

        EBITDA of the institutional pharmacy segment increased $25.5 million, or 32.3%, to $104.7 million for the fiscal year ended September 30, 2003 from $79.2 million for the prior fiscal year. EBITDA margin improved to 10.2% in the fiscal year ended September 30, 2003 from 8.6% for the same period in the prior year. EBITDA growth is attributed to the net growth in revenues previously described and improved cost controls. Cost of revenues increased $80.9 million, or 11.0%, for the fiscal year ended September 30, 2003 to $817.8 million from $736.9 million for the same period in the prior year. Of this growth, $86.1 million is attributed to institutional pharmacy revenue growth and $5.2 million is due to margin compression related changes in payor mix and reductions in reimbursement rates. As a percentage of revenue, cost of revenues was 79.4% for the fiscal year ended September 30, 2003 and 79.9% for the same period in the prior year. Selling, general and administrative costs increased $1.4 million, or 1.3%, from $106.5 million in the prior fiscal year to $107.9 million in the fiscal year ended September 30, 2003. As a percentage of revenue, selling, general and administrative expenses declined 1.0% from 11.5% of revenue in the prior fiscal year to 10.5% in the fiscal year ended September 30, 2003. This decrease in selling, general and administrative expenses as a percent of revenue is the result of cost control initiatives.

  Corporate and Other

        Corporate and other revenues remained relatively unchanged from $214.1 million in the fiscal year ended September 30, 2002 to $213.4 million in the fiscal year ended September 30, 2003. Gross margins for this segment also remained relatively constant at $69.2 million from $69.5 million in the fiscal years ended September 30, 2003 and September 30, 2002, respectively.

        EBITDA of the corporate and other segment decreased $17.2 million, or 48.7%, to a $52.5 million loss in the fiscal year ended September 30, 2003 from a $35.3 million loss in the prior year. The primary reasons for the decline in EBITDA margin are decreases in net gains resulting from settlements and debt discharges of $11.7 million offset by increased gross margins of $17.4 million and increases in strategic planning, severance and other operating items of $5.7 million.

  Fiscal 2002 Compared to Fiscal 2001

  Consolidated Overview

        For fiscal 2002 revenues grew $88.9 million, or 8.5%, to $1,136.7 million compared to $1,047.9 million for the same period in the prior year. Of this growth, institutional pharmacy revenue increased by $47.4 million and corporate and other revenue increased by $41.5 million. See "—Segment Results" discussed further in this section for a discussion of revenue fluctuations. Net revenues do not include intercompany revenues with GHC of $100.5 million and $98.1 million for the years ended September 30, 2002 and 2001, respectively. The gross profits presented do not include the gross profit on intersegment revenues from GHC of $22.2 million and $21.6 million for the fiscal year ended September 30, 2002 and 2001, respectively. The impact of these gross profits is included in discontinued operations.

        Net income available to common shareholders in fiscal 2002 declined $176.3 million, or 71.5%, to $70.2 million compared to $246.5 million for the prior fiscal year. The decline in net income is principally attributed to an increase in debt restructuring charges of $1,031.0 million offset by $44.3 million decrease in selling, general and administrative expenses, a $7.1 million decrease in depreciation and amortization, a $28.0 million decrease in interest expense, a $12.7 million reduction of income tax provision, an increase in income generated from our discontinued operations of $695.4 million, decreased preferred dividend requirements of $43.0 million and gross profit increases of $25.2 million. The impact of the $21.5 million of strategic planning and severance in the fiscal year ended September 30, 2002 was offset by the net gain recognized as a result of break-up fees and settlements of $21.7 million in the fiscal year ended September 30, 2002. The components of the debt restructuring charges, including net gains and strategic planning and severance charges, mentioned above are discussed at "—Certain Transactions and Events." The remaining reasons for the fluctuations above are addressed in the paragraphs that follow.

        Selling, general and administrative expenses decreased $44.3 million, or 17.5%, to $209.0 million compared to $253.3 million in the prior fiscal year. This decline is attributed to the recognition in fiscal 2001 of costs in connection with certain uncollectible receivables, insurance-related costs and other charges principally related to contract and litigation matters and settlements.

        Depreciation and amortization expense decreased $7.1 million to $30.0 million in fiscal 2002 compared to $37.1 million for the comparable period in the prior year. The decrease was primarily caused by the impact of fresh-start reporting on the carrying value of our property, plant and equipment, which were adjusted to their estimated fair values as of September 30, 2001, and our September 30, 2001 adoption of an accounting pronouncement which no longer requires the amortization of goodwill.

        Interest expense decreased $28.0 million in fiscal 2002 to $17.2 million, compared to $45.2 million for the comparable period in the prior year. In fiscal 2001, in accordance with SOP 90-7, we ceased accruing interest following the petition date, June 22, 2000, on certain long-term debt instruments classified as liabilities subject to compromise. This decrease is attributed to the overall reduction of debt levels following our emergence from bankruptcy in addition to a lower weighted average borrowing rate.

        Preferred stock dividends decreased $43.0 million to $2.6 million in fiscal 2002 compared to $45.6 million for the comparable period in the prior year. This decrease is attributed to the cancellation of our predecessor company preferred stock and related dividends, and offset with dividends on $42.6 million of the preferred stock issued in connection with our joint plan of reorganization.

        Income from discontinued operations increased $696.4 million in fiscal 2002, to $66.5 million from a loss of $628.9 million for the comparable period in the prior year. The decrease in losses from discontinued operations in fiscal 2002 compared to the comparable period in the prior year is principally due to the level of fixed asset write-downs to fair value in the 2001 period by the discontinued businesses in connection with their adoption of fresh start reporting. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

  Segment Results

  Institutional Pharmacy

        Institutional pharmacy revenue increased $47.4 million, or 5.4%, to $922.6 million in fiscal 2002 compared to $875.2 million for the comparable period in the prior year. Gross margins of the institutional pharmacy segment increased $9.2 million, or 5.2%, principally due to favorable changes in bed mix, higher patient acuity, and drug price inflation.

        EBITDA of the institutional pharmacy segment increased $97.1 million to $79.2 million in fiscal 2002 from a loss of $17.9 million for the comparable period in the prior year. EBITDA growth is attributed to the net growth in revenues previously described and improved cost controls and also due to the fresh-start valuation adjustments recorded in the prior fiscal year. Cost of revenues increased $38.2 million, or 5.5%, in fiscal 2002, to $736.9 million from $698.7 million for the same period in the prior year. Of this growth, $37.8 million is attributed to pharmacy and medical supply revenue growth. Selling, general and administrative expenses for this segment increased $5.3 million, or 5.3%, to $106.5 million compared to $101.2 million in the prior fiscal year. As a percentage of revenue, selling, general and administration expenses remained unchanged at 11.5%. The remaining increase in EBITDA is principally attributable to fresh-start valuation adjustments that were not present in the fiscal year ended September 30, 2002.

  Corporate and Other

        Revenues of the corporate and other segment increased $41.5 million, or 24.0%, in the fiscal year ended September 30, 2002 to $214.1 million from $172.7 million in the prior fiscal year. Gross margins of this segment increased $15.9 million, or 29.8%, to $69.5 million in the fiscal year ended September 30, 2002 from $53.5 million in the prior fiscal year. This growth can be primarily attributed to the growth of our community-based business and retail pharmacy operations.

        EBITDA of the corporate and other segment decreased $1,058.3 million in the fiscal year ended September 30, 2002 to $35.3 million loss compared to $1,023.0 million income in the prior year. The majority of this decrease results from the net gain on debt discharge recorded in fiscal 2001 of approximately $1,121.6 million. Selling, general and administrative expenses in this segment declined by $50.0 million. This decrease is due to the recognition in fiscal 2001 of costs in connection with certain uncollectible receivables, insurance-related costs and other charges principally related to contract and litigation matters and settlements.

Liquidity and Capital Resources

  Working Capital and Cash Flows

        At December 31, 2003 we had cash and equivalents of $92.8 million and net working capital of $298.5 million.

        On November 4, 2003, in anticipation of the spin-off, we issued $250 million aggregate principal amount of 6.875% senior subordinated notes due 2013. We also entered into a $100 million revolving credit facility, none of which was drawn at December 31, 2003, exclusive of $2.4 million required for outstanding letters of credit. The revolving credit facility matures in 2008 and bears interest at LIBOR plus 2% on borrowings and includes a commitment fee of 0.50% on any unused commitment. See "—New Financing Arrangements" below.

        Our cash flow from operations generated cash of $26.9 million for the first quarter of fiscal 2004 and we used $43.1 million in our investing activities for the purchase of capital items.

        During the first quarter of 2004, we used $23.9 million in our financing activities. The net proceeds from the sale of our 6.875% senior subordinated notes, funds transferred from GHC and cash on hand were used to repay the following indebtedness:

  •
  approximately $247.1 million of indebtedness outstanding under the term loan portion of the senior credit facility that was to mature on October 2, 2006;

  •
  approximately $240.2 million of indebtedness outstanding under senior secured notes that were to mature on April 2, 2007; and

  •
  approximately $68.9 million of indebtedness outstanding under the delayed draw term loan portion of the senior credit facility that was to mature on April 2, 2007.

        As of December 31, 2003, we had a $18.0 million deposit with our primary pharmaceutical wholesaler. The deposit is fully refundable to us at our request. This, combined with our contractual ability to elect 15-day payment terms with our primary pharmaceutical wholesaler, provides us the ability to use these funds as an additional resource to meet our working capital requirements, debt service and other cash needs over the next year, if needed.

        We believe that the net cash provided by our operating activities will provide sufficient resources to meet our working capital requirements, debt service and other cash needs over the next year. We also believe that such funds, together with funds available through the revolving line of credit, will provide the necessary resources to expand and grow our business either through internal growth or acquisitions.

  New Financing Arrangements

        The agreements and instruments governing our senior subordinated notes and our revolving credit facility contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make certain investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  make acquisitions;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        Our new financing arrangements require us to maintain compliance with certain financial and non-financial covenants, including minimum earnings before interest, taxes, depreciation and amortization; limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

        Under the terms of our senior subordinated notes, the notes are not redeemable until on or after November 15, 2008. We may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before November 15, 2006 at 106.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

  Non-Derivative Off-Balance Sheet Arrangements

        We have future obligations for debt repayments and future minimum rentals under operating leases. The obligations as of December 31, 2003 are summarized as follows (dollars in thousands):

	Payments due by fiscal period
	2004	2005	2006	2007 and after	Total
Notes payable and capital leases	$3,134	$2,683	$1,785	$251,030	$258,632
Operating leases	7,409	9,349	8,187	17,032	41,977
Letters of Credit	2,404	—	—	—	2,404
Guarantees	4,182	4,182	4,182	9,411	21,957

Total	$17,129	$16,214	$14,154	$277,473	$324,970

        Our debt and certain of our lease obligations require us to maintain compliance with financial and non-financial covenants, including minimum earnings before interest, taxes, depreciation, amortization and rent, limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth. Failure to meet these covenants or the occurrence of other defaults, such as non-payment, could result in the acceleration of the maturity of such obligations.

        In accordance with our credit agreement entered into on December 1, 2003, certain letters of credit reduce the available funds under our revolving credit facility. As discussed in Note 9 in the notes to the condensed consolidated financial statements, we have a guarantee obligation that collateralizes the payments of certain properties that are leased and subleased by GHC. As the surviving entity after the spin-off, we have assumed this guarantee as a result of the transaction and the respective guarantees have not been assigned in accordance with the separation and distribution agreement. GHC has agreed to indemnify us for the majority of the guarantees to the extent that we remain the guarantor for annual lease payments approximating $4.2 million.

        Effective December 16, 2003, we exercised our option for the mandatory conversion of the Series A preferred stock, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of our common stock pursuant to the terms of our amended and restated articles of incorporation, as amended.

Significant Accounting Policies

        Management's discussion and analysis of financial condition and results of operations are based upon our unaudited condensed consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. Such financial statement preparation requires management to make judgments and use estimates regarding significant accounting policies. We consider an accounting policy to be significant if it is important to our financial condition and results, and requires significant judgment and estimates on the part of management in its application. Our significant accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of the critical accounting policies requires management's significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

  Allowance for Doubtful Accounts

        We utilize the "Aging Method" to evaluate the adequacy of our allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. We have developed estimated standard required allowance percentages by utilizing historical collection trends and our understanding of the nature and collectibility of receivables in the various aging categories and the various segments of our business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the Aging Method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that we specifically estimate to be uncollectible, based upon the age of the receivables, the results of collection efforts or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

        We continue to refine our assumptions and methodologies underlying the Aging Method. However, because the assumptions underlying the Aging Method are based upon historical collection data, there is a risk that our current assumptions are not reflective of more recent collection patterns. Changes in market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid can cause changes in overall collection patterns. Such changes can adversely impact the collectibility of receivables, but may not be addressed in a timely fashion when using the Aging Method, until updates to our periodic historical collection studies are completed and implemented.

        At least annually, we update our historical collection studies in order to evaluate the propriety of the assumptions underlying the Aging Method. Any changes to the underlying assumptions are implemented immediately. Changes to these assumptions can have a material impact on our bad debt expense, which is reported in the consolidated statements of operations as a component of selling, general and administrative expenses.

  Inventory

        Inventories for all business units consist primarily of purchased pharmaceuticals and medical supplies and equipment and are stated at acquisition cost. Counts of inventories on hand are performed on a quarterly basis at all sites. Because we do not utilize a perpetual inventory system, cost of revenues is estimated during non-inventory months and is adjusted to actual by recording the results of the quarterly count of actual physical inventories. We utilize the following criteria in developing estimated cost of revenues during non-inventory months:

  •
  historical cost of revenues trends based on the two most recent physical inventory counts; and

  •
  consideration and analysis of changes in customer base, product mix, state Medicaid and third-party insurance reimbursement levels, or other issues that may impact cost of revenues.

        There are no significant obsolescence reserves recorded since we have not historically experienced (nor do we expect to experience) significant levels of inventory obsolescence.

  Manufacturer Rebates

        Certain of our manufacturers of pharmaceutical products offer rebates for meeting a targeted volume of purchases on a quarterly basis. These rebate agreements are contractually binding. We recognize these rebates as a reduction of inventory costs in the quarter in which they are earned when they are reasonably estimable and payment is probable.

  Revenue Recognition/Contractual Allowance

        Revenue is recognized on a monthly basis for products or services provided to customers during that month. The revenue cycle ends on the last day of the month. We receive payments from state Medicaid programs, long-term care facilities, individual residents (private pay), private third-party insurers and Medicare programs. The state Medicaid programs are highly regulated. Our failure to comply with applicable reimbursement regulations could adversely affect our business. We report revenues at the net realizable amount expected to be received from third-party payors and monitor our receivables from state Medicaid programs and other third-party payor programs.

        An estimated contractual allowance is recorded against third-party sales and accounts receivable (Medicaid and insurance) to reduce the net revenues and accounts receivable reported in our financial statements to the amount expected to be received from the third-party payor. Contractual allowances are adjusted to actual as cash is received and applied and claims are reconciled. We utilize the following criteria in developing the estimated contractual allowance percentages each month:

  •
  historical contractual allowance trends on actual claims paid by third-party payors;

  •
  review of contractual allowance information reflecting current contract terms; and

  •
  consideration and analysis of changes in customer base, product mix, reimbursement levels or other issues that may impact contractual allowances.

  Long-Lived Asset Impairments

        We account for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

        With regard to goodwill, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," or "SFAS 142," on September 30, 2001 in accordance with the early adoption provisions of SOP 90-7. SFAS 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS 142, we amortized goodwill over periods not exceeding 40 years. The impairment test requires us to compare the fair value of our businesses to their carrying value including assigned goodwill. SFAS 142 requires an impairment test annually. Our assessments to date have indicated that goodwill has not been impaired. Events may occur in the future that could result in an impairment of our goodwill, and any resulting impairment charge could be material to our financial position, results of operations or cash flows.

        Our senior management has reviewed these critical accounting policies and estimates with our audit committee. During the current quarter, we did not make any material changes to our estimates or methods by which estimates are derived with regard to our critical accounting policies.

Seasonality

        Our earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors, which include the timing of Medicaid rate changes and payroll tax obligations, seasonal census cycles, weather conditions and the number of calendar days in a given quarter.

Impact of Inflation

        Our product costs are sensitive to the impact of inflation. We have implemented cost control measures to limit increases in operating costs and expenses but cannot predict our ability to control such operating cost increases in the future. See "Cautionary Statement Regarding Forward-Looking Statements."

Item 7. Financial Statements and Exhibits

  (a)
  Financial statements.

INDEX TO FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of December 31, 2003 and September 30, 2003	F-2
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended December 31, 2003 and 2002	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2003 and 2002	F-4
Notes to Condensed Consolidated Financial Statements	F-5
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report	F-17
Consolidated Balance Sheets as of September 30, 2003 and 2002 (Successor)	F-18
Consolidated Statements of Operations for the years ended September 30, 2003, 2002 (Successor), and 2001 (Predecessor)	F-19
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended September 30, 2003, 2002 (Successor), and 2001 (Predecessor)	F-20
Consolidated Statements of Cash Flows for the years ended September 30, 2003, 2002 (Successor), and 2001 (Predecessor)	F-21
Notes to Consolidated Financial Statements	F-22
Schedule Valuation and Qualifying Accounts	S-1

NEIGHBORCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2003	September 30, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$92,761	$132,726
Restricted investments in marketable securities	—	29,320
Accounts receivable, net of allowance of $16,200 and $48,600, respectively	206,686	366,886
Inventory	67,176	66,747
Prepaid expenses and other current assets	40,726	89,918

Total current assets	407,349	685,597
Property, plant and equipment, net	74,085	751,996
Restricted investments in marketable securities	—	61,271
Other long-term assets	18,632	81,304
Identifiable intangible assets, net	12,813	20,866
Goodwill	334,742	337,695

Total assets	$847,621	$1,938,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$4,300	$20,135
Accounts payable and accrued expenses	104,577	214,689
Income tax payable	—	4,116

Total current liabilities	108,877	238,940
Long-term debt	254,332	591,484
Deferred income taxes	12,084	50,022
Other long-term liabilities	10,684	84,930

Total liabilities	385,977	965,376

Minority interest	9,267	10,359
Redeemable preferred stock	—	46,831

Shareholders' equity	452,377	916,163

Total liabilities and shareholders' equity	$847,621	$1,938,729

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2003	2002
	(unaudited)
Net revenues	$338,394	$297,104
Cost of revenues	261,967	230,563

Gross profit	76,427	66,541
Selling, general and administrative	50,797	53,622
Depreciation and amortization	6,244	7,772
Strategic planning, severance and other operating items	40,664	(3,935)

Operating income (loss)	(21,278)	9,082
Interest expense, net	5,654	3,674
Other expense	1,091	1,039

Income (loss) before income tax provision (benefit)	(28,023)	4,369
Income tax provision (benefit)	(13,874)	5,483

Income (loss) from continuing operations	(14,149)	(1,114)
Income from discontinued operations, net of taxes	8,435	13,734

Net income (loss)	(5,714)	12,620
Preferred stock dividends	—	683

Net income (loss) available to common shareholders	$(5,714)	$11,937

Other comprehensive income (loss):
Unrealized loss on marketable securities	—	(127)
Termination and fair value change of derivative instruments, net	4,402	(922)

Comprehensive income (loss)	$(1,312)	$10,888

Per common share data:
Basic
Income (loss) from continuing operations	$(0.35)	$(0.04)
Income from discontinued operations	$0.21	$0.33
Net income (loss) available to common shareholders	$(0.14)	$0.29
Weighted average shares outstanding	40,397	41,458
Diluted
Income (loss) from continuing operations	$(0.35)	$(0.04)
Income from discontinued operations	$0.21	$0.33
Net income (loss) available to common shareholders	$(0.14)	$0.29
Weighted average shares outstanding	40,397	41,458

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

NEIGHBORCARE, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,
	2003	2002
	(unaudited)
Cash flows from operating activities
Net income (loss) attributed to common shareholders	$(5,714)	$11,937
Charges included in operations not requiring funds	20,227	30,372

Changes in operating assets and liabilities
Change in accounts receivable, net	(37,974)	(16,825)
Change in accounts payable and accrued expenses	84,618	(11,119)
Other, net	(34,209)	(1,356)

Net cash provided by operating activities	26,948	13,009
Cash flows from investing activities
Capital expenditures	(9,573)	(12,829)
Other, net	(33,478)	(12,667)

Net cash used in investing activities	(43,051)	(25,496)

Cash flows from financing activities
Distributions of cash to GHC	(72,161)	—
Funds received from GHC for debt financing	353,001	—
Repayment of long-term debt	(555,213)	(43,369)
Proceeds from issuance of long-term debt, net of debt issuance costs	240,804	—
Other	9,707	2,000

Net cash used in financing activities	(23,862)	(41,369)

Net decrease in cash and cash equivalents	$(39,965)	$(53,856)
Cash and cash equivalents at beginning of period	132,726	148,030

Cash and cash equivalents at end of period	$92,761	$94,174

Non-cash investing and financing activities
Distribution of net assets to GHC	$(437,157)	—
Conversion of preferred stock	(46,831)	—

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

NeighborCare, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

1.    Background and Basis of Presentation

        NeighborCare, Inc. (formerly named Genesis Health Ventures, Inc.) was incorporated in May 1985 as a Pennsylvania corporation. As used herein, unless the context otherwise requires, "NeighborCare," or the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries.

        NeighborCare is the third largest provider of institutional pharmacy services in the United States. As of December 31, 2003, NeighborCare provided pharmacy services for approximately 250,000 beds in long-term care facilities in 32 states and the District of Columbia. The Company's pharmacy operations consist of 64 institutional pharmacies (five are jointly-owned), 33 community-based professional retail pharmacies (two are jointly-owned) and 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility. In addition, NeighborCare operates 16 home infusion, respiratory and medical equipment distribution centers (four are jointly-owned). Jointly-owned facilities and the operations conducted therein are part of joint ventures which are owned by NeighborCare and at least one other unaffiliated party.

        On December 1, 2003, the Company completed the distribution (the "spin-off") of the common stock of Genesis Healthcare Corporation ("GHC"), previously reported as the inpatient services division of the Company. On December 2, 2003, the Company changed its name to NeighborCare, Inc. The spin-off was effected by way of a pro-rata tax free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare, Inc. common stock owned as of October 15, 2003.

        In general, pursuant to the terms of the separation and distribution agreement between NeighborCare and GHC, all assets of the inpatient services business prior to the date of the spin-off became assets of GHC. The separation and distribution agreement also provides for assumptions of liabilities and cross-indemnities arising out of or in connection with the inpatient services business to GHC and all liabilities arising out of or in connection with the pharmacy services business to NeighborCare. In addition, GHC will indemnify NeighborCare for liabilities relating to the past inpatient services business. Adjustments, if any, are not expected to have a material effect on the consolidated financial statements. As a result of the spin-off, the Company's financial statements have been reclassified to reflect GHC as discontinued operations in the condensed consolidated statements of operations for all periods presented.

        On November 4, 2003, in anticipation of the spin-off, the Company refinanced all of its remaining long-term debt through the issuance of $250 million aggregate principal amount of its 6.875% senior subordinated notes due 2013 and through proceeds received from GHC in accordance with its issuance in October 2003 of $225 million aggregate principal amount of 8% senior subordinated notes due 2013.

        In order to facilitate the transition to two separate publicly traded companies, NeighborCare and GHC have entered into certain agreements that, among other things, will govern the ongoing relations between NeighborCare and GHC. These agreements include a tax sharing agreement, a transition services agreement, a pharmacy services agreement, a Tidewater membership agreement, employee benefit and pharmacy management agreements, and a master agreement for specialty beds and oxygen concentrators. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Transactions and Events—Agreements with GHC" for more detail regarding the Company's agreements with GHC.

        The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of NeighborCare's management, the unaudited condensed consolidated financial statements include all necessary adjustments consisting of normal recurring accruals and adjustments for a fair presentation of the financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

        For further information, refer to the audited consolidated financial statements and notes included elsewhere in this prospectus.

2.    Significant Accounting Policies

  Management's Use of Estimates

        An accounting policy is considered to be significant if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. Significant accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of certain accounting policies requires management's significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. The following represent significant accounting policies requiring the use of estimates:

  •
  Allowance for Doubtful Accounts;

  •
  Inventories;

  •
  Manufacturer Rebates;

  •
  Revenue Recognition / Contractual Allowances; and

  •
  Long-lived Asset Impairments.

        Senior management has reviewed these significant accounting policies and estimates with the Company's audit committee. During the current quarter, there were no material changes made to the estimates or methods by which estimates are derived with regard to the significant accounting policies of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies" for more detail regarding the Company's significant accounting policies.

  Cost of Revenues

        Costs of revenues include the net product costs of pharmaceuticals sold and direct charges attributable to providing revenue-generating services. This presentation is applicable to NeighborCare, Inc. as all of the revenues generated from operations are derived from pharmacy services. This presentation was not applicable in periods prior to the spin-off as the revenues from operations were inclusive of both pharmacy and inpatient services and a gross profit presentation was not indicative of the Company's gross margin. As such, prior periods have been reclassified to reflect this presentation.

  Stock Option Accounting

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (SFAS 148). SFAS 148 amends the transition and disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). As permitted by SFAS 148, the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income (loss) available to common shareholders would have been changed to the pro forma amounts indicated below (in thousands):

	Three months ended
	December 31, 2003	December 31, 2002
Net income (loss) available to common shareholders—as reported	$(5,714)	$11,937
Add stock-based compensation expense included in net income (loss) as reported, net of tax effect	126	240
Deduct stock-based compensation expense determined under the fair-value-based method for all awards, net of tax effect	(2,049)	(907)

Net income (loss) available to common shareholders—pro forma	$(7,637)	$11,270

Earnings per share:
Basic—as reported	$(0.14)	$0.29
Basic—pro forma	(0.19)	0.27
Diluted—as reported	(0.14)	0.29
Diluted—pro forma	(0.19)	0.27

        The fair value of stock options granted during the three month period ended December 31, 2003 and 2002, respectively, is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 2003 and 2002:

	Three months ended
	December 31, 2003	December 31, 2002
Volatility	36.92%	39.18%
Expected life (in years)	5.0	4.2
Rate of return	3.80%	2.75%
Dividend yield	0.00%	0.00%

3.    Discontinued Operations

        Effective December 1, 2003, NeighborCare completed its plan of disposition for GHC through a distribution of GHC common stock to NeighborCare's shareholders of record as of October 15, 2003 in the form of a tax-free spin-off as described in note 1.

        In the normal course of business, NeighborCare evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30, 2001, the Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal

of Long-Lived Assets" (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale or distribution, are removed from the results of continuing operations. The results of operations in both the current and prior year periods are classified as discontinued operations in the unaudited condensed consolidated statements of operations.

        The following table sets forth the components of income from discontinued operations for the current quarter compared to the same period last year (in thousands):

	Three months ended
	December 31, 2003	December 31, 2002
Net revenues of GHC	$250,927	$372,407
Net operating income of GHC	16,450	23,325
Net operating loss of other units	—	(1,012)
Income from discontinued operations before interest and taxes	16,450	22,313

Interest expense allocation	2,467	5,267
Income tax expense	5,548	3,312

Net income from discontinued operations	$8,435	$13,734

        Consolidated interest expense has been allocated to discontinued operations based on the ratio of net assets of GHC to consolidated net assets of the Company. Discontinued operations have not been segregated in the consolidated statements of cash flows.

4.    Strategic Planning, Severance and Other Operating Items

        NeighborCare has incurred costs that are directly attributable to the Company's transforming to a pharmacy-based business and certain of its short-term strategic objectives. These costs are segregated in the unaudited condensed consolidated statements of operations as "Strategic planning, severance and other operating items." A summary of these costs for the three months ended December 31, 2003 follows (in thousands):

		Three Months Ended December 31, 2003
	Accrued at September 30, 2003	Provision	Paid	Non- Cash	Accrued at December 31, 2003
Employee contract termination, transaction completion bonuses, severance and related costs	$1,000	$9,760	$1,000	$833	$8,927
Strategic planning and other items	2,160	30,904	12,955	6,112	13,997

Total	$3,160	$40,664	$13,955	$6,945	$22,924

        Strategic planning, severance and other operating items for the three months ended December 31, 2003 relate primarily to legal, professional and other fees incurred to complete the spin-off transaction of $17.4 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $8.8 million; and costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million. Debt extinguishment costs represent the write-off of unamortized deferred financing costs of $5.9 million, consent fees required to eliminate the Company's commitments under GHC debt of $5.0 million and the settlement of interest rate swap arrangements related to debt extinguishment of $3.6 million. Amounts accrued as of December 31, 2003 are expected to be paid during the second quarter of fiscal 2004.

        Strategic planning, severance and other operating items for the three months ended December 31, 2002 are primarily attributable to the Company entering into a termination and settlement agreement with Omnicare, Inc. whereby the Company agreed to terminate a merger agreement it had entered into with NCS Healthcare, Inc., a provider of institutional pharmacy services. Pursuant to the termination and settlement agreement, the Company agreed to terminate the merger agreement with NCS and Omnicare agreed to pay the Company a $22.0 million break-up fee. On December 16, 2002, the Company terminated the merger agreement. The Company recognized the break-up fee net of $11.8 million of financing, legal and other costs directly attributable to the proposed merger with NCS. The Company collected $6.0 million of the break-up fee in December 2002, with the remaining $16.0 million received in January 2003. The net gain was offset by severance and related costs associated with the resignation of Richard R. Howard, the Company's former vice-chairman, of approximately $4.8 million. The remaining $1.5 million of strategic planning and other operating items for the period primarily relate to consulting and other professional fees.

5.    Long-Term Debt

        Long-term debt at December 31, 2003 and September 30, 2003 consists of the following (in thousands):

	December 31, 2003	September 30, 2003
Secured debt
Senior Credit Facility
Term Loan	$—	$246,875
Delayed Draw Term Loan	—	68,162

Total Senior Credit Facility	—	315,037
Senior Secured Notes	—	240,176
Senior Subordinated Notes due 2013	250,000	—
Capital leases and other secured debt	8,632	56,406

Total debt	258,632	611,619
Less:
Current installments of capital leases and other secured debt	(4,300)	(20,135)

Long-term debt	$254,332	$591,484

        During the quarter ended December 31, 2003, the Company repaid substantially all of its existing long-term debt using available cash and the proceeds of the Company's $250 million senior subordinated notes offering and GHC's $225 million senior subordinated notes offering.

6.    Guarantor Subsidiaries and Condensed Consolidated Financial Statements

        The Company's $250 million senior subordinated notes due 2013 as previously discussed are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of the Company (Guarantors). Those subsidiaries who do not guarantee the notes consist of the joint ventures in which NeighborCare has a greater than 50% share in the equity and earnings thereof and GHC (Non-Guarantors). Separate financial statements of the guarantor subsidiaries have not been prepared because management believes it would not be material to investors. The following tables present the condensed consolidating financial statements of NeighborCare, Inc. (Parent), the guarantor subsidiaries and the non-guarantor subsidiaries:

Consolidating Balance Sheets
December 31, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$133,584	$165,769	$18,129	$(110,796)	$206,686
Other current assets	123,832	66,920	9,911	—	200,663
Property, plant and equipment, net	14,863	51,303	7,919	—	74,085
Investment in subsidiaries	23,579	1,151	—	(24,288)	442
Goodwill	330,975	1,509	2,258	—	334,742
Other long-term assets	27,225	3,696	82	—	31,003

	$654,058	$290,348	$38,299	$(135,084)	$847,621

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$24,375	$186,379	$4,619	$(110,796)	$104,577
Current portion of long-term debt	4,263	—	37	—	4,300
Long-term debt less current portion	252,697	321	1,314	—	254,332
Other non-current liabilities	32,035	—	—	—	32,035
Shareholders' equity	340,688	103,648	32,329	(24,288)	452,377

	$654,058	$290,348	$38,299	$(135,084)	$847,621

Consolidating Balance Sheets
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$777,592	$155,782	$213,111	$(779,599)	$366,886
Other current assets	186,884	61,069	70,758	—	318,711
Property, plant and equipment, net	14,687	51,682	685,627	—	751,996
Investment in subsidiaries	25,435	1,088	10,058	(27,759)	8,822
Goodwill	330,975	1,509	5,211	—	337,695
Other long-term assets	64,300	3,604	86,715	—	154,619

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$29,786	$117,386	$851,232	$(779,599)	$218,805
Current portion of long-term debt	18,069	—	2,066	—	20,135
Long-term debt less current portion	545,224	340	45,920	—	591,484
Other non-current liabilities	152,918	9,856	29,368	—	192,142
Shareholders' equity	653,876	147,152	142,894	(27,759)	916,163

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Consolidating Statements of Operations
Three months ended
December 31, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$246	$301,805	$36,343	$338,394
Cost of revenues	—	234,848	27,119	261,967
Gross profit	246	66,957	9,224	76,427
Operating Expenses	54,451	37,672	5,582	97,705
Interest expense, net	5,545	51	58	5,654
Other expense (income)	1,253	(162)	—	1,091

Income before income taxes	(61,003)	29,396	3,584	(28,023)
Income tax provision (benefit)	(13,877)	3	—	(13,874)
Income from discontinued operations	8,435	—	—	8,435

Net income (loss)	$(38,691)	$29,393	$3,584	$(5,714)

Consolidating Statements of Operations
Three months ended
December 31, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$24	$264,786	$32,294	$297,104
Cost of revenues	—	207,036	23,527	230,563

Gross profit	24	57,750	8,767	66,541
Operating Expenses	16,189	36,423	4,847	57,459
Interest expense, net	3,823	(198)	49	3,674
Other expense (income)	1,167	(128)	—	1,039

Income before income taxes	(21,155)	21,653	3,871	4,369
Income tax provision (benefit)	5,135	348	—	5,483
Income from discontinued operations	13,734	—	—	13,734

Net income	(12,556)	21,305	3,871	12,620

Consolidating Statements of Cash Flows
Three months ended
December 31, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(12,501)	$32,575	$6,874	$26,948
Cash flow from investing activities	(4,520)	(3,899)	(34,632)	(43,051)
Cash flow from financing activities	(33,258)	(19)	9,415	(23,862)

Consolidating Statements of Cash Flows
Three months ended
December 31, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(19,120)	$30,307	$1,822	$13,009
Cash flow from investing activities	(3,951)	(1,960)	(19,585)	(25,496)
Cash flow from financing activities	(40,999)	(20)	(350)	(41,369)

7.    Earnings (Loss) Per Share

        The following table sets forth the computation of basic and diluted earnings (loss) per share for the three month periods ended December 31, 2003 and 2002 (in thousands, except per share data):

	Three months ended
	December 31, 2003	December 31, 2002
Earnings (loss) used in computation:
Income (loss) from continuing operations	$(14,149)	$(1,797)
Income from discontinued operations	8,435	13,734
Net income (loss) available to common shareholders	(5,714)	11,937
Shares used in computation:
Weighted average shares outstanding—basic and diluted	40,397	41,458
Per common share data:
Basic and diluted:
Income (loss) from continuing operations	$(0.35)	$(0.04)
Income from discontinued operations	0.21	0.33
Net income (loss) available to common shareholders	(0.14)	0.29

        Basic earnings per share is calculated by dividing earnings (numerator) by the weighted average number of shares of common stock outstanding during the respective reporting period (denominator). Included in the calculation of basic weighted average shares of 40,397,346 for the current quarter are approximately 260,000 shares to be issued in connection with the joint plan of reorganization confirmed by the bankruptcy court and the effect of the conversion of preferred stock to common stock from the date of conversion to December 31, 2003.

        Diluted earnings per share is calculated in a manner consistent with basic earnings per share except, where applicable, the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and also the assumed conversion of preferred stock. For the three months ended December 31, 2003 and 2002, basic and diluted shares outstanding are the same because the Company reported a net loss from continuing operations for the periods; thus, the effect of including the additional shares from such assumed exercise and conversion would be anti-dilutive.

8.    Segment Information

        The Company's principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company's internal organization. The Company has two reportable segments: institutional pharmacy business and corporate and other.

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company also provides pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        The "Corporate and Other" category of operations represents operating information of business units below the prescribed quantitative thresholds under the SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Revenues from these business units are primarily derived from the Company's community-based professional pharmacy business, home infusion, respiratory and medical equipment business and long-term care group purchasing business (Tidewater). The "Corporate and Other" category also consists of the Company's corporate general and administrative function, for which there is generally no revenue generated.

        This approach to segment reporting is consistent with the Company's internal financial reporting and the information used by the chief operating decision makers regarding the performance of the reportable and non-reportable segments. The accounting policies of the segments are the same as those of the consolidated organization.

	Institutional Pharmacy	Corporate and Other	Consolidated
	(in thousands)
Three months ended December 31, 2003
Net revenues	$281,792	$56,602	$338,394
Gross profit	58,114	18,313	76,427
Operating income (loss)	26,573	(47,851)	(21,278)
Three months ended December 31, 2002
Net revenues	$238,117	$58,987	$297,104
Gross profit	47,827	18,714	66,541
Operating income (loss)	17,682	(8,600)	9,082
Total assets as of
December 31, 2003	$243,253	$604,368	$847,621
September 30, 2003	192,149	1,746,580	1,938,729

        A reconciliation of consolidated operating income to consolidated income from continuing operations:

	Three months ended December 31,
	2003	2002
Consolidated operating income	$(21,278)	$9,082
Interest expense, net	5,654	3,674
Other expense	1,091	1,039
Income tax provision (benefit)	(13,874)	5,483

Income from continuing operations	$(14,149)	$(1,114)

9.    Guarantees

        In December 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. As of December 31, 2003, the Company had guaranty obligations related to various leases and subleases entered into by GHC, the former inpatient services business of NeighborCare. These obligations remained with NeighborCare following the spin-off and were not assigned under the separation and distribution agreement. The guarantees secure the payment of annual rents due to lessors for various long-term care facilities and specialized nursing centers. The nature of the guarantees only require cash payment in the event of default by GHC and does not guarantee residual values of the leased properties. The majority of the guarantees have been indemnified by GHC as of the date of the spin-off. Remaining annual rents for the guaranteed leases and subleases not indemnified by GHC aggregate $4.2 million annually through March 2, 2009.

10.    Derivative Financial Instruments

        The Company follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133." The Company utilizes derivative financial instruments, such as interest rate swaps and caps, to manage changes in market conditions related to debt obligations. As a component of interest expense, the Company recorded $0.8 million and $1 million of net interest expense in the quarters ended December 31, 2003 and 2002, respectively, for the variable interest rate swaps and amortization of the rate cap.

        In connection with the spin-off and the repayment of senior indebtedness, the Company transferred its $75 million interest rate cap to GHC and terminated its $75 million and $125 million interest rate swaps that were to expire September 13, 2005 and 2007, respectively. As a result of the terminations, the Company recognized a charge of approximately $3.6 million that is recorded as a component of "Strategic planning, severance and other operating items."

11.    Income Taxes

        The Company's provision (benefit) for income taxes from continuing operations for the three months ended December 31, 2003 and 2002 was $(13.9) million and $5.5 million, respectively. The income tax benefit of any NOL carryforward utilization will be applied first as a reduction to goodwill and, thereafter, as a direct addition to paid in capital, pursuant to Statement of Position (SOP) No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," at such time it is assured.

12.    Preferred Stock Conversion

        Effective December 16, 2003, the Company's board of directors exercised its option for mandatory conversion of the Series A preferred stock, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of NeighborCare, Inc. common stock pursuant to the terms of the Company's amended and restated articles of incorporation, as amended. Prior to December 16, 2003, 38,377 shares of Series A preferred stock were voluntarily converted into

293,643 shares of the Company's common stock. The Series A preferred stock is reflected in the September 30, 2003 balance sheet under redeemable preferred stock.

13.    Changes in Shareholders' Equity

        The rollforward of shareholders' equity is as follows (in thousands):

Balance at September 30, 2003	$916,163
Conversion of Preferred Stock	46,831
Distribution to shareholders of common stock of GHC	(509,318)
Other	4,415
Net loss	(5,714)

Balance at December 31, 2003	452,377

Independent Auditors' Report

The Board of Directors and Shareholders
NeighborCare, Inc.:

        We have audited the accompanying consolidated balance sheets of NeighborCare, Inc. and subsidiaries (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeighborCare, Inc. and subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        The Company adopted the provisions of Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective September 30, 2001, as discussed in note 3. Also, the Company adopted the provisions of SFAS No. 145, Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective October 1, 2002 as discussed in note 1.

        As described in note 3 to the consolidated financial statements, on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan"), which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001, the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001, is presented on a different cost basis than that as of and subsequent to September 30, 2001, and, therefore, is not comparable.

                      /s/ KPMG, LLP

Baltimore, Maryland
April 29, 2004

NEIGHBORCARE, INC.
CONSOLIDATED BALANCE SHEETS

	Successor Company
	September 30, 2003	September 30, 2002
	(in thousands, except share and per share data)
Assets
Current assets
Cash and equivalents	$132,726	$148,030
Restricted investments in marketable securities	29,320	20,542
Accounts receivable, net allowance for doubtful accounts of $48,628 in 2003 and $55,791 in 2002	366,886	369,969
Inventory	66,747	64,734
Prepaid expenses and other current assets	89,918	117,988

Total current assets	685,597	721,263
Property, plant and equipment, net	751,996	795,928
Restricted investments in marketable securities	61,271	65,605
Notes receivable and other investments	19,252	17,034
Other long-term assets	53,230	34,008
Investments in unconsolidated affiliates	8,822	14,143
Identifiable intangible assets, net	20,866	25,795
Goodwill	337,695	336,701

Total assets	$1,938,729	$2,010,477

Liabilities and Shareholders' Equity
Current liabilities
Current installments of long-term debt	$20,135	$40,744
Accounts payable	58,435	80,248
Accrued expenses	29,493	28,723
Current portion of self-insurance liability reserves	29,320	20,542
Accrued compensation	92,774	91,546
Accrued interest	4,667	5,517
Income taxes payable	4,116	4,937

Total current liabilities	238,940	272,257
Long-term debt	591,484	648,939
Deferred income taxes	50,022	37,191
Self-insurance liability reserves	37,093	36,551
Other long-term liabilities	47,837	48,989

Total liabilities	965,376	1,043,927

Minority interests	10,359	7,662
Redeemable preferred stock, including accrued dividends	46,831	44,765
Commitments and contingencies
Shareholders' equity
Common stock—par $0.02, 200,000,000 authorized, 41,813,603 and 39,872,740 issued, 39,514,351 and 39,872,740 outstanding, and 260,493 and 811,153 to be issued at September 30, 2003 and 2002, respectively	842	830
Additional paid-in-capital	853,540	843,625
Retained earnings	101,290	71,303
Accumulated other comprehensive loss	(3,301)	(1,635)
Treasury stock	(36,208)	—

Total shareholders' equity	916,163	914,123

Total liabilities and shareholders' equity	$1,938,729	$2,010,477

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company Years ended September 30,
				Predecessor Company Year ended September 30, 2001
	2003	2002
	(in thousands, except share and per share data)
Net revenues	$1,243,857	$1,136,737	¦	$1,047,883
Cost of revenues	961,978	881,583	¦	817,881

Gross profit	281,879	255,154	¦	230,002
Selling, general and administrative	212,551	208,986	¦	253,341
Depreciation and amortization	31,631	30,040	¦	37,142
Strategic planning, severance and other operating items	27,156	21,498	¦	—
Net gain from break-up fee and other settlements	(10,014)	(21,747)	¦	—
Debt restructuring and reorganization costs and net (gain) on debt discharge	—	2,570	¦	(1,028,435)

Operating income	20,555	13,807	¦	967,954
Interest expense, net	14,358	17,186	¦	45,188
Other expense	4,289	3,061	¦	1,802

Income before income tax provision (benefit)	1,908	(6,440)	¦	920,964
Income tax provision (benefit)	(2,048)	(12,699)	¦	—

Income from continuing operations	3,956	6,259	¦	920,964
Income (loss) from discontinued operations, net of taxes	28,732	66,507	¦	(628,867)

Net income	32,688	72,766	¦	292,097
Preferred dividends	2,701	2,599	¦	45,623

Net income available to common shareholders	$29,987	$70,167	¦	$246,474

Per common share data:
Basic:
Income from continuing operations	$0.03	$0.09	¦	$18.00
Income (loss) from discontinued operations	$0.71	$1.61	¦	$(12.93)
Net income available to common shareholders	$0.74	$1.70	¦	$5.07
Weighted average shares	40,756	41,226	¦	48,641

Diluted:
Income from continuing operations	$0.03	$0.09	¦	$18.00
Loss from discontinued operations	$0.71	$1.61	¦	$(12.93)
Net income available to common shareholders	$0.74	$1.68	¦	$5.07
Weighted average shares—income from continuing operations and discontinued operations	40,757	41,260	¦	48,641
Weighted average shares—income available to common shareholders	40,757	43,351	¦	48,641

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Series G Cumulative Convertible Preferred Stock	Common Stock	Additional Paid-in- capital	Retained Earnings (deficit)	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders' Equity (deficit)
	(in thousands)
Balance at September 30, 2000 (Predecessor Company)	$6	$973	$803,202	$(1,048,540)	$(1,789)	$(243)	$(246,391)

Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	1,981	—	1,981
Net income	—	—	—	292,097	—	—	292,097

Total comprehensive income							294,078

Preferred Stock dividends	—	—	—	(45,623)	—	—	(45,623)
Balance at September 30, 2001 (Predecessor Company)	$6	$973	$803,202	$(802,066)	$192	$(243)	$2,064

Fresh start adjustments	(6)	(973)	(803,202)	803,202	—	243	(736)
Issuance of common stock	—	820	832,710	—	—	—	833,530

Balance at September 30, 2001 (Successor Company)	$—	$820	$832,710	$1,136	$192	$—	$834,858

Issuance of common stock	—	10	10,915	—	—	—	10,925
Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	647	—	647
Net change in fair value of interest rate swap and cap agreements	—	—	—	—	(2,474)	—	(2,474)
Net income	—	—	—	72,766	—	—	72,766

Total comprehensive income							70,939

Preferred Stock dividends	—	—	—	(2,599)	—	—	(2,599)
Balance at September 30, 2002 (Successor Company)	$—	$830	$843,625	$71,303	$(1,635)	—	$914,123

Issuance of common stock	—	12	9,915	—	—	—	9,927
Purchases of common stock for the treasury	—	—	—	—	—	(36,208)	(36,208)
Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	262	—	262
Net change in fair value of interest rate swap and cap agreements	—	—	—	—	(1,928)	—	(1,928)
Net income	—	—	—	32,688	—	—	32,688

Total comprehensive income							31,022

Preferred Stock dividends	—	—	—	(2,701)	—	—	(2,701)
Balance at September 30, 2003 (Successor Company)	$—	$842	$853,540	$101,290	$(3,301)	$(36,208)	$916,163

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company Years ended September 30,			Predecessor Company Year ended September 30, 2001
	2003	2002
Cash flows from operating activities:
Net income attributed to common shareholders	$29,987	$70,167	¦	$246,474
Adjustments to reconcile net income to net cash provided by operating activities:
Charges (credits) included in operations not requiring funds:
Debt restructuring and reorganization costs and net (gain) on debt discharge	—	4,270	¦	(427,640)
Loss on impairment—Discontinuation of businesses	13,215	6,364	¦	110,249
Depreciation and amortization	67,085	65,768	¦	106,189
Provision for losses on accounts receivable	37,838	44,712	¦	49,901
Arbitration award and other legal settlements	—	1,139	¦	—
Non-cash stock compensation	10,196	6,936	¦	—
Equity in (earnings) loss of unconsolidated affiliates and minority interests	4,009	1,259	¦	7,986
Amortization of deferred gains and net unfavorable leases	(4,660)	(5,575)	¦	(7,820)
Loss on sale of assets	—	—	¦	540
Provision for deferred taxes	14,063	37,693	¦	—
Preferred stock dividends	2,701	2,599	¦	45,623
Net gain from break-up fee and other related costs	(1,125)	—	¦	—
Changes in assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(37,451)	(19,633)	¦	(40,745)
Inventory	(2,372)	1,233	¦	(236)
Prepaid expense and current assets	(367)	1,441	¦	(12,094)
Accounts payable and accrued expenses	(17,899)	15,014	¦	(26,685)

Net cash provided by operating activities before debt restructuring and reorganization costs	115,220	233,387	¦	51,742
Cash paid for debt restructuring and reorganization costs	(4,659)	(54,202)	¦	(44,405)

Net cash provided by operating activities	110,561	179,185	¦	7,337

Cash flows from investing activities:
Capital expenditures	(59,758)	(51,635)	¦	(43,721)
Proceedings on maturity or sales of restricted marketable securities	39,765	52,202	¦	33,311
Purchases of restricted marketable securities	(43,948)	(86,077)	¦	(55,057)
Acquisition of rehabilitation services business	(5,923)	—	¦	—
Proceeds from sale of eldercare assets	55,123	2,955	¦	7,010
Purchase of eldercare assets	(5,325)	(10,453)	¦	—
Notes receivable and other investment additions	(2,183)	(2,655)	¦	1,032
Other, net	9,961	824	¦	(1,324)

Net cash used in investing activities	(12,288)	(94,839)	¦	(58,749)

Cash flows from financing activities:
Repayment of long-term debt and payment of sinking fund requirements	(77,369)	(48,455)	¦	(77,990)
Proceeds from issuance of long-term debt	—	80,000	¦	285,000
Debt issuance costs	—	—	¦	(14,413)
Net borrowings under prepetition working capital revolving credit facilities	—	—	¦	1,006
Net borrowings under debtor-in-possession financing facility	—	—	¦	63,000
Repayment of debtor-in-possession financing facility	—	—	¦	(196,000)
Repurchase of common stock	(36,208)	—	¦	—

Net cash (used in) provided by financing activities	(113,577)	31,545	¦	60,603
Net (decrease) increase in cash and equivalents	(15,304)	115,891	¦	9,191
Cash and equivalents:
Beginning of year	148,030	32,139	¦	22,948

End of year	$132,726	$148,030	¦	$32,139

Supplemental cash flow information:
Interest paid	$41,767	$58,284	¦	$118,057
Income taxes paid, net of refunds	3,941	(5,594)	¦	—
Non-cash financing activities:
Issuance of preferred stock	—	—	¦	42,600
Capital leases	5,453	10,983	¦	3,484

See accompanying Notes to Consolidated Financial Statements.

NeighborCare, Inc.

Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

Organization and Description of Business

        NeighborCare, Inc. ("NeighborCare" or the "Company") was incorporated in May 1985 as a Pennsylvania corporation and was formerly named Genesis Health Ventures, Inc.

        Prior to December 1, 2003, the Company's operations were comprised of two primary business segments: pharmacy services and inpatient services. On December 1, 2003, the Company completed the distribution (the "spin-off") of the common stock of Genesis Healthcare Corporation ("GHC") and on December 2, 2003, the Company changed its name to NeighborCare, Inc. and changed its trading symbol to "NCRX." The spin-off was effected by way of a pro-rata tax free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare stock owned as of October 15, 2003. NeighborCare received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of GHC stock qualified as tax free for GHC and its shareholders, with the exception of cash received for fractional shares. The common stock of GHC began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol "GHCI." As a result of the spin-off, NeighborCare continues to own and operate its pharmacy services business and its group purchasing organization and GHC owns and operates what was formerly the Company's inpatient services business (as well as its former rehabilitation therapy, diagnostic, respiratory, and management services businesses).

        In general, pursuant to the terms of the separation and distribution agreement between NeighborCare and GHC, all assets of the inpatient services business prior to the date of the spin-off became assets of GHC. The separation and distribution agreement also provides for assumptions of liabilities and cross-indemnities arising out of or in connection with the inpatient services business to GHC and all liabilities arising out of or in connection with the pharmacy services business to NeighborCare. In addition, GHC will indemnify NeighborCare for liabilities relating to the past inpatient services business. As a result of the spin-off, the Company's financial statements have been reclassified to reflect GHC as discontinued operations for all periods presented Adjustments, if any, are not expected to have a material effect on the consolidated financial statements.

        In connection with the spin-off, NeighborCare and GHC have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, NeighborCare and GHC have entered into certain mutually beneficial commercial arrangements. Specifically, NeighborCare and GHC entered into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement.

        The Company provides pharmacy services nationwide through its NeighborCare® integrated pharmacy operation that serves approximately 246,000 institutional beds in long-term care settings. NeighborCare also operates 32 community-based retail pharmacies and a group purchasing organization.

        GHC provided inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. GHC currently has 217 owned, leased, managed and jointly-owned eldercare centers with 26,470 beds. Revenues of GHC's owned and leased centers are included in discontinued operations in the consolidated statements of operations. Management fees earned from

GHC's managed and jointly-owned centers are included in other revenues in the consolidated statements of operations. GHC also provided rehabilitation, diagnostic and respiratory services, the revenues for which were included in other revenues in the consolidated statements of operations.

Factors Affecting Comparability of Financial Information

        As a consequence of the implementation of fresh-start reporting effective September 30, 2001 (see note 2—"Reorganization"), the financial information presented in the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in the accompanying consolidated financial statements and the notes thereto. Any financial information herein labeled "Predecessor Company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "Successor Company" refer to periods following the Company's adoption of fresh-start reporting.

        The lack of comparability in the accompanying consolidated financial statements is most apparent in the Company's capital costs (lease, interest, depreciation and amortization), as well as with, debt restructuring and reorganization costs and net (gain) on debt discharge, and preferred dividends. Management believes that business segment operating revenues and EBITDA of the Successor Company are generally comparable to those of the Predecessor Company.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Successor Company of NeighborCare, Inc. and its subsidiaries as of September 30, 2003 and 2002 and for the years ended September 30, 2003 and 2002, and the Predecessor Company of NeighborCare, Inc. and its subsidiaries for the year ended September 30, 2001. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Investments in unconsolidated affiliated companies, owned 20% to 50% inclusive, are stated at cost of acquisition plus the Company's equity in undistributed net income (loss) since acquisition. The change in the equity in net income (loss) of these companies is reflected as a component of net income or loss in the consolidated statements of operations.

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the consolidated financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

        Certain prior year balances have been reclassified to conform to current year presentation.

Cost of Revenues

        Costs of revenues include the net product costs of pharmaceuticals sold and direct charges attributable to providing revenue-generating services. This presentation is applicable to NeighborCare, Inc. as all of the revenues generated from operations are derived from pharmacy services. This presentation was not applicable in prior periods as the revenues from operations were inclusive of both pharmacy and inpatient services and a gross profit presentation was not indicative of the Company's gross margin. As such, prior periods have been reclassified to reflect this presentation.

Revenue Recognition / Contractual Allowances

        Within the Company's pharmacy and other ancillary service businesses, the Company records revenues at the time services or products are provided or delivered to the customer. Upon delivery of products or services, the Company has no additional performance obligation to the customer. The Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities.

        Within the Company's pharmacy services segment, the Company records an estimated contractual allowance against non-private pay revenues and accounts receivable. Accordingly, the net revenues and accounts receivable reported in the Company's consolidated financial statements are recorded at the amount expected to be received. Contractual allowances are adjusted to actual as cash is received and claims are reconciled. The Company evaluates the following criteria in developing the estimated contractual allowance percentages each month: historical contractual allowance trends based on actual claims paid by third party payors; review of contractual allowance information reflecting current contract terms; consideration and analysis of changes in customer base, product mix, payor mix reimbursement levels or other issues that may impact contractual allowances.

        Within the Company's former inpatient services segment, revenue was recognized in the period the related services are rendered. The Company derived a substantial portion of its inpatient services revenue under Medicaid and Medicare reimbursement systems.

        Within the Company's former inpatient services segment, under certain prospective Medicaid systems and Medicare, the Company was reimbursed at a predetermined rate based upon the historical cost to provide the service, demographics of the site of service and the acuity of the customer. The differences between the established billing rates and the predetermined rates was recorded as contractual adjustments and deducted from revenues.

        The Company recorded contractual allowances from continuing operations of $191.4 million, $183.3 million and $166.0 million in fiscal years 2003, 2002 and 2001, respectively.

Cash Equivalents

        Short-term investments that have a maturity of ninety days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value. The Company's cash balances at September 30, 2003 and 2002 include $4.7 million and $5.5 million of restricted cash, respectively. This restricted cash is held by the Company's wholly-owned captive insurance subsidiary, Liberty Health Corp., LTD ("LHC") and is substantially restricted to securing the outstanding claims losses of LHC. As of December 1, 2003, LHC is a wholly-owned subsidiary of GHC.

Restricted Investments in Marketable Securities

        Restricted investments in marketable securities, which are comprised of fixed interest securities, equity securities and money market funds are considered to be available for sale and accordingly are reported at fair value with unrealized gains and losses, net of related tax effects, included within accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Fair values for fixed interest securities and equity securities are based on quoted market prices.

        A decline in the market value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

        Premiums and discounts on fixed interest securities are amortized or accreted over the life of the related security as an adjustment to yield. Realized gains and losses for securities classified as available for sale are included in other revenue and are derived using the specific identification method for determining the cost of securities sold.

        Marketable securities are held by the Company's wholly-owned captive insurance subsidiary, LHC, and are substantially restricted to securing the outstanding claims losses of LHC.

Allowance for Doubtful Accounts

        The Company utilizes the "Aging Method" to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various segments of the Company's business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the aging method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that Company management specifically estimates to be uncollectible, based upon the age of the receivables, the results of collection efforts, or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

        Management believes the assumptions used in the aging method employed in fiscal 2003 and 2002, coupled with continued improvements in our collection patterns suggests the allowance for doubtful accounts is adequately provided for. However, because the assumptions underlying the aging method are based upon historical data, there is a risk that the Company's current assumptions are not reflective of more recent collection patterns. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but not be addressed in a timely fashion when using the aging method, until updates to the Company's periodic historical collection studies are completed and implemented.

Inventories

        Inventories, consisting of drugs and supplies, are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out ("FIFO") method.

        Physical inventory counts are performed periodically at all sites. As the Company does not utilize a perpetual inventory system, cost of sales is estimated between physical counts and is adjusted to actual by recording the results of the periodic physical inventory counts.

Property, Plant and Equipment

        As part of fresh-start reporting, substantially all property, plant and equipment was re-valued to estimated fair value as of September 30, 2001, which became the new cost basis. In addition, the depreciable lives of certain assets were changed. All capital additions made subsequent to September 30, 2001 are stated at cost.

        Depreciation is calculated on the straight-line method over estimated useful lives of 20-35 years for land and building improvements and buildings, and 3-15 years for equipment, furniture and fixtures and information systems. Included in depreciation expense is the amortization of assets capitalized under capitalized lease obligations. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

        Depreciation expense from continuing operations for the fiscal years ended September 30, 2003, 2002 and 2001 was $23.6 million, $20.8 million and $16.1 million, respectively.

Deferred Financing Costs

        Financing costs are deferred and are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred financing costs were $12.0 million ($7.6 million net of accumulated amortization) and $14.0 million ($10.1 million net of accumulated amortization) at September 30, 2003 and 2002, respectively, and are included in other long-term assets. Amortization of deferred financing fees is included in depreciation and amortization expense in the consolidated statements of operations.

Long-Lived Asset Valuation

        The Company accounts for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

        With regard to goodwill, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." on September 30, 2001. SFAS No. 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS No. 142, the Company amortized goodwill over periods not exceeding 40 years. The impairment test requires companies to compare the fair value of its businesses to their carrying value including assigned goodwill. SFAS No.142 requires an impairment test annually. In addition, goodwill is tested more frequently if changes in circumstances or the occurrence of events indicate impairment exists. The

Company performed annual impairment tests effective September 30, 2003 and 2002 and the results of these tests indicated that the fair value of the Company's goodwill exceeded carrying amounts.

        In fresh-start reporting, the Company's reorganization value in excess of fair value (goodwill) was allocated to the former pharmacy segment and identifiable intangible assets were assigned to the specific reporting units that own these assets.

Loss Reserves For Certain Self-Insured Programs

Workers' compensation and general and professional liability

        Certain of the Company's workers compensation, and general and professional liability coverage is provided by the Company's wholly-owned insurance company, Liberty Health Corp., LTD ("LHC"). LHC was a wholly-owned subsidiary of GHC as of the date of the spin-off and as a result will not be included in the consolidated financial statements of the Company after the spin-off.

        Outstanding losses and loss expenses comprise estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary using the past experience of the Company and the industry.

        Prior to June 1, 2000, the Company had first dollar coverage for general and professional liability costs with third party insurers; accordingly, the Company has no exposure for claims prior to that date. Effective June 1, 2000, the Company began insuring a substantial portion of its professional liability risks through its wholly-owned insurance company, LHC. Specifically, the Company is responsible for the first dollar of each claim (on a claims-made basis), up to a self-insurance retention limit determined by the individual policies, subject to aggregate limits for each policy year. The self-insured retention limits amount to $14 million, $22 million and $19 million for the policy years ended May 31, 2004, 2003 and 2002, respectively. For policy years 2004 and 2002, any costs above these retention limits are covered by third-party insurance carriers. For policy year 2003 (June 2002 to May 2003), the Company has retained an additional self-insurance layer of $5 million. Since the June 1, 2000 inception of the self-insurance program through September 30, 2003, the Company's cumulative self-insurance retention levels are $60 million and its provision for these losses is $45.8 million. Assuming the Company's actual losses were to reach its retention limits in each of the policy years, its additional exposure is approximately $14.2 million which, if incurred, would be recognized as an increase to other operating expenses in the Company's consolidated statements of operations in the period such exposure became known. In addition, the Company has provided $5.3 million for the estimated costs of claims incurred but not reported as of September 30, 2003.

        Beginning in 1994, the Company insured its workers compensation exposure, principally via self-insurance retentions and large deductible programs through LHC. In addition, the Company inherited legacy workers compensation programs from acquisitions it completed.

        Over the past three years, the majority of the Company's workers compensation coverage was structured as follows: For policy years 2002-2004 (May 1, 2001-April 30, 2004) the Company has large deductible programs, the deductibles for which are insured through LHC; and for policy year 2001 (May 1, 2000-April 30, 2001) the Company was insured on a first dollar coverage basis for its Multicare subsidiaries, and insured through an incurred loss retrospectively rated policy for its non-Multicare subsidiaries.

        For policy years 2004, 2003 and 2002, the Company is self-insured through LHC up to the first $0.5 million per incident for workers compensation. All claims above $0.5 million per incident are insured through a third-party insurer. The Company has annual aggregate self-insured retentions of $47.4 million, $52.8 million and $48 million in policy years 2004, 2003 and 2002, respectively. Claims above these aggregate limits are insured through a third party-insurer as of September 30, 2003. The Company's provision for losses in these policy years is $53.4 million as of September 30, 2003. The Company's reserve levels are evaluated on a quarterly basis. Any necessary adjustments are recognized as an adjustment to salaries, wages and benefits in the consolidated statements of operations.

        For policy year 2001, the Company's incurred losses for the Company's non-Multicare subsidiaries for workers compensation recognized through September 30, 2003 were $20.8 million. The Company's development factors are updated quarterly and are based upon commonly used industry standards. Any changes to the incurred losses are recognized quarterly as an adjustment to salaries, wages and benefits in the Company's consolidated statements of operations. The Company is insured through a third party insurer for aggregate claims in excess of $44.1 million.

        The Company records outstanding losses and loss expenses for both general and professional liability and workers compensation liability's based on the estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary, and management's judgment using its past experience and industry experience. As of September 30, 2003, the Company's estimated range of discounted outstanding losses for these liabilities is $60.2 million to $74.2 million. The Company's recorded reserves for these liabilities were $66.4 million as of September 30, 2003, and is included in self-insurance liability reserves in its consolidated balance sheet. The Company (through LHC) has restricted investments in marketable securities of $90.6 million at September 30, 2003 which are substantially restricted to securing the outstanding claim losses of LHC.

        General and professional liability and workers compensation claims are discounted at a rate of 4.5% in 2003 and 2002, which estimates the present value of funds required to pay losses at a future date. Had the Company provided losses at undiscounted levels at September 30, 2003 and 2002, the reserve for outstanding losses and loss expenses would have been increased by approximately $12 million in 2003 and $6.6 million in 2002.

        Management believes based on the recommendations of an independent actuary, that the provision for outstanding losses and loss expenses will be adequate to cover the ultimate net cost of losses incurred as of the balance sheet date but the provision is necessarily an estimate and may ultimately be settled for a significantly different amounts. It is at least reasonably possible that management will revise this estimate significantly in the near term. Any subsequent revisions are recorded in the period in which they are determined.

Self-Insured Health Plan

        The Company offers employees an option to participate in a self-insured health plan. Health claims under this plan are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. The Company maintains an accrual for claims that have been incurred but not yet reported (IBNR) to the plan administrator and therefore have not been paid. The IBNR reserve is based on the historical claim lag period and current payment trends of health insurance claims (generally 2-3 months). The liability for the self-insurance health plan is recorded in accrued compensation in the accompanying consolidated balance sheets.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Provision is made for deferred income taxes applicable to temporary differences between financial statement and taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. To the extent that the deferred tax asset related to net operating loss carry-forwards are subject to a valuation allowance due to uncertainty regarding its utilization, the income tax benefit derived from its future utilization would ultimately be applied to reduce goodwill and, thereafter, to increase additional paid-in-capital.

Stock-Based Compensation

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) and applies APB Opinion No. 25 in accounting for its plans. Under the Company's stock option plan, the Company grants stock options to employees and directors at an exercise price equal to or greater than the fair market value on the date of grant. Accordingly, the Company has not recognized compensation cost for stock options issued to employees and directors in its consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income would have been changed to the pro forma amounts indicated below (in thousands):

	2003	2002	2001
Net income—as reported	$29,987	$70,167	$246,474
Net income—pro forma	25,947	57,422	246,474
Net income per share—as reported (diluted)	$0.74	$1.68	$5.07
Net income per share—pro forma (diluted)	0.64	1.38	5.07

        The fair value of stock options granted in 2003 and 2002 was estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 2003 and 2002: dividend yield of 0% (2003 and 2002); expected volatility of 39.18% (2003) and 36.92% (2002); a risk-free return of 2.69% (2003) and 3.8% (2002); and expected lives of 3.7 years (2003) and 8.1 years (2002).

        As a result of the Company's deteriorating stock price following its voluntary petition for relief under Chapter 11 bankruptcy, outstanding stock options had no fair value during the year ended September 30, 2001. Consequently, there is no stock compensation cost in fiscal 2001 pursuant to SFAS 123.

Comprehensive Income

        Comprehensive income includes all changes to shareholders' equity during a period, except those resulting from investments by and distributions to shareholders. The components of comprehensive income are shown in the consolidated statements of shareholders' equity (deficit).

Unfavorable Leases

        At September 30, 2003, an unfavorable lease credit of $11.3 million is carried on the consolidated balance sheet in long-term liabilities. The unfavorable lease credit was established at September 30, 2001 in accordance with the implementation of fresh-start reporting. Amortization of unfavorable leases is computed using the straight-line method over the individual terms of each unfavorable lease. See note 12, "—Leases and Lease Commitments."

Derivative Financial Instruments

        The Company follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The Company is exposed to the impact of interest rate changes. The Company employs established policies and procedures to manage its exposure to changes in interest rates. The Company's objective in managing exposure to interest rate changes is to limit the impact of such changes on earnings and cash flows and to lower its overall borrowing costs. To achieve the objective, the Company primarily uses interest rate swap and cap agreements to manage net exposure to interest rate changes related to its portfolio of borrowings. The Company does not enter into such arrangements for trading purposes. The Company recognizes all derivatives on the consolidated balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified as an adjustment to interest expense as the underlying hedged item affects earnings.

Reimbursement of Managed Property Labor Costs

        The Company manages the operations of 57 eldercare centers. Under a majority of these arrangements, the Company employs the operational staff of the managed business for ease of benefit administration and bills the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, the Company operates as an agent on behalf of the managed property owner and is not the primary obligor in the context of a traditional employee / employer relationship. Historically, the Company has treated these transactions on a "net basis," thereby not reflecting the billed labor and benefit costs as a component of its net revenue or expenses. For the years ended September 30, 2003, 2002 and 2001 the Company billed its managed clients $125.3 million, $140.5 million, and $153.6 million, respectively, for such labor related costs.

Earnings or Loss Per Share

        Basic earnings or loss per share is calculated by dividing net income or loss attributed to common shareholders by the weighted average of common shares outstanding during the period. Diluted earnings per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of common stock equivalents.

        The following table sets forth the computation of basic and diluted earnings per share applicable to common shares (in thousands except per share data):

	Successor Company
				Predecessor Company 2001
	2003	2002
Earnings (loss) used in computation:
Income from continuing operations—basic and diluted computation	$1,255	$3,660	¦	$875,341

Income (loss) from discontinued operations—basic and diluted computation	$28,732	$66,507	¦	$(628,867)

Net income available to common shareholders—basic computation	$29,987	$70,167	¦	$246,474

Elimination of preferred stock dividend requirements upon assumed conversion of preferred stock	—	2,599	¦	—

Net income available to common shareholders—diluted computation	$29,987	$72,766	¦	$246,474

Shares used in computation:
Weighted average shares outstanding—basic computation	40,756	41,226	¦	48,641
Dilutive effect of outstanding stock options	1	—	¦	—
Contingent consideration related to an acquisition	—	34	¦	—

Weighted average shares outstanding—diluted computation, income from continuing operations and discontinued operations	40,757	41,260	¦	48,641
Add: assumed conversion of preferred stock	—	2,091	¦	—

Weighted average shares outstanding—diluted computation, income available to common shareholders	40,757	43,351	¦	48,641

Per common share data:
Basic:
Income from continuing operations	$0.03	$0.09	¦	$18.00
Income (loss) from discontinued operations	0.71	1.61	¦	(12.93)
Net income available to common shareholders	0.74	1.70	¦	5.07
Diluted:
Income from continuing operations	$0.03	$0.09	¦	$18.00
Income (loss) from discontinued operations(1)	0.71	1.61	¦	(12.93)
Net income available to common shareholders	0.74	1.68	¦	5.07

(1)
The basic weighted average shares outstanding is used for all periods to calculate per share amounts from discontinued operations.

New Accounting Pronouncements

        In May 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required that gains and losses from extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Under SFAS 145, gains or losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business." Applying the criteria in APB 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for provisions related to SFAS No. 4, effective for all transactions occurring after May 15, 2002 for provisions related to SFAS No. 13 and effective for all financial statements issued on or after May 15, 2002 for all other provisions of SFAS 145. The most significant impact of the adoption of SFAS 145 on the Company is that effective October 1, 2002 any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria of APB 30 for classification as extraordinary items have been reclassified. This reclassification includes the $1.5 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon the Company's emergence from Chapter 11 bankruptcy which is now included in income from continuing operations.

        In December 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others" (the "Interpretation"). The Interpretation requires the recognition of a liability by a guarantor at the inception of certain guarantees at fair value. The new requirements are effective for interim and annual financial statements ending after December 15, 2002. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company applies the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. The Company had provided $23.2 million of financial guarantees prior to December 31, 2002 that remain in effect as of September 30, 2003, related to loan and lease commitments of five jointly-owned and managed companies that remain in effect as of September 30, 2003. Subsequent to the spin-off, the Company had guaranty obligations related to various leases and subleases entered into by GHC, the former inpatient services business of NeighborCare. These obligations remained with NeighborCare following the spin-off and were not assigned under the separation and distribution agreement. The guarantees secure the payment of annual rents due to lessors for various long-term care facilities and specialized nursing centers. The nature of the guarantees only require cash payment in the event of default by GHC and does not guarantee residual values of the leased properties. The majority of the guarantees have been indemnified by GHC as of the date of the spin-off. Remaining annual rents for the guaranteed leases and subleases not indemnified by GHC aggregate $4.2 million annually through March 2, 2009.

        In January 2003, FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," as subsequently revised December 2003 ("FIN 46R") with the objective of improving financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the "primary beneficiary" of that entity. FIN 46R also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46R apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003, with early adoption permitted. Also, certain disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has concluded that one of its joint venture partnerships that operates four eldercare centers requires consolidation under FIN 46R because the Company holds a majority of the related financial risks and rewards, despite the Company's lack of voting control. This partnership has assets of $7.3 million, annual revenues of approximately $15.5 million, and de minimus net income. Effective in the second fiscal quarter of 2003, the Company began consolidating this entity, which is held for sale. Upon consolidation, the Company eliminated its investment in this partnership. At September 30, 2003, the Company's maximum exposure to loss as a result of its involvement with this partnership was $12.4 million, consisting of the Company's financial guarantee related to the lease obligations of the joint venture partnership. Subsequent to September 30, 2003, the $12.4 million guarantee was terminated in connection with the sale of the partnership's leasehold rights to an independent third party.

Use of Estimates

        The Company has made a number of estimates relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Some of the more significant estimates impact accounts receivable, long-lived assets and loss reserves for self-insurance programs. Actual results could differ significantly from those estimates. See note 4—"Certain Significant Risks and Uncertainties."

(2)    Reorganization

        On June 22, 2000 (the "Petition Date"), NeighborCare and certain of its direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On the same date, NeighborCare's 43.6% owned affiliate, The Multicare Companies, Inc., and certain of its direct and indirect subsidiaries ("Multicare") and certain of its affiliates also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (singularly and collectively referred to herein as "the Chapter 11 cases" or other general references to these cases unless the context otherwise requires).

        NeighborCare's and Multicare's financial difficulties were attributed to a number of factors. First, the federal government made fundamental changes to the reimbursement for medical services provided to individuals. The changes had a significant adverse impact on the healthcare industry as a whole and on NeighborCare's and Multicare's cash flows. Second, the federal reimbursement changes exacerbated a long-standing problem of inadequate reimbursement by the states for medical services provided to indigent persons under the various states Medicaid programs. Third, numerous other factors adversely affected NeighborCare's and Multicare's cash flows, including increased labor costs, increased professional liability and other insurance costs, and increased interest rates. Finally, as a result of declining governmental reimbursement rates and in the face of rising inflationary costs, NeighborCare and Multicare were too highly leveraged to service our debt, including our long-term lease obligations.

        On October 2, 2001, (the "effective date"), NeighborCare and Multicare consummated a joint plan of reorganization (the "Plan") under Chapter 11 of the Bankruptcy Code (the "Reorganization") pursuant to a September 20, 2001 order entered by the Bankruptcy Court approving the Plan proposed by NeighborCare and Multicare. In general, the Plan provided for the resolution of all claims against the Company and Multicare as of the Petition Date in exchange for new indebtedness, preferred stock, warrants and/or common stock of NeighborCare. In addition, Multicare became a wholly-owned subsidiary of the Company and a new board of directors was constituted.

        In accordance with SOP 90-7 (as defined in note 3—"Fresh-Start Reporting"), the Company recorded all expenses incurred as a result of the Bankruptcy filing separately as debt restructuring and reorganization costs. A summary of the principal categories of debt restructuring and reorganization costs and net (gain) on debt discharge from continuing operations follows (in thousands):

	Successor Company
				Predecessor Company 2001
	2003	2002
Professional, bank and other fees	$—	$2,570	¦	$59,393
Employee benefit related costs, including severance	—	—	¦	16,786
Exit costs of terminated businesses	—	—	¦	5,877
Fresh-start valuation adjustments(1)	—	—	¦	334,418
Gain on debt discharge(2)	—	—	¦	(1,444,909)

Total debt restructuring and reorganization costs and net gain on debt discharge	$—	$2,570	¦	$(1,028,435)

(1)
The fresh-start valuation adjustment represents the net write-down to fair value of NeighborCare's assets and liabilities from continuing operations at September 30, 2001, and does not include $699.3 million of net write-downs attributed to discontinued operations.

(2)
The gain on debt discharge in 2001 represents the relief of NeighborCare's obligations for liabilities subject to compromise from continuing operations, and does not include $79.9 million attributed to discontinued operations.

        As a result of the consummation of the Plan, the Company recognized a gain on debt discharge in 2001 as follows (in thousands):

Liabilities subject to compromise:
Revolving credit and term loans	$1,484,904
Senior subordinated notes	617,510
Other indebtedness	120,961

Long-term debt subject to compromise	2,223,375

Accounts payable and accrued liabilities	64,621
Accrued interest (including a $28,331 swap termination fee)	87,716
Accrued preferred stock dividends on Series G Preferred Stock	49,673

Subtotal—liabilities subject to compromise	2,425,385

Redeemable preferred stock—Series H and Series I	468,722

Total liabilities subject to compromise	2,894,107

Less:
Cash payments	25,000
Value of secured, priority and other claims assumed	143,319
Value of new Senior Secured Notes	242,605
Value of Term Loan used to repay synthetic lease facility	50,000
Carrying value of deferred financing fees of discharged debts	32,230
Value of Successor Company's common stock	833,530
Value of Successor Company's redeemable preferred stock	42,600

Gain on debt discharge	$1,524,823

Less: net gain on discontinued operations	(79,914)

Gain on debt discharge as reported from continuing operations	$1,444,909

(3)    Fresh-Start Reporting

        Upon emergence from our Chapter 11 proceedings, NeighborCare adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") / ("fresh-start reporting"). For financial reporting purposes, NeighborCare adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the Plan were implemented, assets and liabilities were adjusted to their estimated fair values and NeighborCare's accumulated deficit was eliminated.

        In adopting the requirements of fresh-start reporting as of September 30, 2001, the Company was required to value its assets and liabilities at fair value and eliminate its accumulated deficit at September 30, 2001. A $1,525 million reorganization value, before consideration of post filing current and long term liabilities or minority interests was determined by the Company with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis, price / earnings ratios, and other applicable ratios and economic industry information relevant to the operations of the Company, and through negotiations with the various creditor parties in interest.

        The following reconciliation of the Predecessor Company's consolidated balance sheet as of September 30, 2001 to that of the Successor Company was prepared to present the primary adjustments that give effect to the reorganization and fresh-start reporting.

        The adjustments entitled "Reorganization" reflect the consummation of the Plan, and the more significant adjustments are summarized as follows:

  •
  Other long-term assets—represents the write-off of unamortized financing fees associated with debts that were discharged in connection with the Plan.

  •
  Current installments of long-term debt, accrued interest and long-term debt—represents the capitalization of the Company's newly issued senior debt agreements in accordance with the Plan, as well as debts specifically held by the Company's subsidiaries that were deemed unimpaired in accordance with the Plan. Adjustments to accrued interest represent unpaid interest obligations through September 30, 2001 that were deemed unimpaired in accordance with the Plan.

  •
  Liabilities subject to compromise—represents the write-off of liabilities that were discharged under the Plan and the reclassification of debt obligations to appropriate debt accounts for those debts specifically held by the Company's subsidiaries that were deemed unimpaired in accordance with the Plan.

  •
  Deferred gain and other long-term liabilities—represents the reclassification of liabilities subject to compromise that survived the bankruptcy in accordance with the Plan. These liabilities principally consist of priority tax claims made by a multitude of taxing authorities.

  •
  Redeemable preferred stock—represents the cancellation of the previously issued Series H and Series I Preferred, as well as the issuance of the Series A Preferred in accordance with the Plan.

  •
  Series G preferred stock, common stock, additional paid-in-capital and treasury stock—represents the cancellation of the Company's previously issued equity securities, offset by 41 million newly issued shares of common stock of the successor company at $20.33 per share.

  •
  Retained earnings (accumulated deficit)—represents the net gain recognized for relief of the Company's obligations for liabilities subject to compromise in exchange for the newly issued debt and equity securities.

        The adjustments entitled "Fresh-Start Adjustments" reflect the adoption of fresh-start reporting, including management's estimates of the fair value of its assets and liabilities by utilizing both independent appraisals and commonly used discounted cash flow valuation methods. The fresh-start adjustments are summarized as follows:

  •
  Property and equipment, net—represents the net write-down of property and equipment to its fair value.

  •
  Other long-term assets—represents the write-down of cost report receivables due principally from the Medicare program. In connection with the reorganization, the Company entered into a global settlement with the federal government regarding various unresolved reimbursement appeal issues. As a result of the settlement, the Company agreed not to further pursue collection of certain of its cost report receivable accounts due from Medicare.

  •
  Identifiable intangible assets—represents the fair value of customer contracts, trademarks and tradenames, and non-compete agreements.

  •
  Goodwill, net—represents the write-off of goodwill which was deemed unrecoverable.

  •
  Deferred gain and other long-term liabilities—represents the write-off of $40.1 million of deferred gains recorded on sale lease back transactions, offset by the recognition of $28.6 million of net unfavorable lease liabilities recognized in order to carry certain above market operating leases at fair value.

  •
  Deferred income taxes—represents the revaluation of deferred tax assets and liabilities.

  •
  Minority interest—represents the elimination of NeighborCare's right to purchase its joint venture partners' minority interest in Multicare for $2.0 million.

  •
  Retained earnings (accumulated deficit)—represents the offsetting net loss recognized in fresh-start reporting related to the previously described fresh-start adjustments.

        Several of the Company's subsidiaries did not file for Chapter 11 protection. The non-filing subsidiaries were not subject to the fresh-start reporting provisions under SOP 90-7 and, consequently, their balance sheets are reflected in the consolidated balance sheet at historical carrying value.

	Predecessor Company	Reorganization	Fresh-Start Adjustments	Reclassification	Successor Company
	(in thousands)
Assets:
Cash and equivalents	$30,552	$1,587	$—	$—	$32,139
Restricted investments in marketable securities	12,932	—	—	—	12,932
Accounts receivable, net	399,816	—	—	—	399,816
Inventory	65,222	—	—	—	65,222
Prepaid expenses and other current assets	35,753	—	—	—	35,753

Total current assets	544,275	1,587	—	—	545,862

Property, plant and equipment	1,387,608	—	(553,883)	—	833,725
Accumulated depreciation	(306,797)	—	295,812	—	(10,985)

Property, plant and equipment, net	1,080,811	—	(258,071)	—	822,740
Restricted investments in marketable securities	38,693	—	—	—	38,693
Notes receivable and other investments	18,001	—	(3,462)	—	14,539
Other long-term assets	84,135	(25,452)	(12,985)	—	45,698
Investments in unconsolidated affiliates	12,504	—	—	—	12,504
Identifiable intangible assets	—	—	33,591	—	33,591
Goodwill, net	1,155,956	—	(830,363)	—	325,593

Total assets	$2,934,375	$(23,865)	$(1,071,290)	$—	$1,839,220

	Predecessor Company	Reorganization	Fresh-Start Adjustments	Reclassification	Successor Company
	(in thousands)
Liabilities and Shareholders' Equity (Deficit)
Current installments of long-term debt	$196,000	$(196,000)	$—	$41,241	$41,241
Accounts payable	46,429	—	—	—	46,429
Accrued expenses	67,904	(5,635)	2,423	—	64,692
Current portion of self-insurance liability reserves	12,932	—	—	—	12,932
Accrued compensation	78,074	—	—	—	78,074
Accrued interest	1,599	14,239	—	—	15,838
Income taxes payable	4,640	—	—	—	4,640

Total current liabilities	407,578	(187,396)	2,423	41,241	263,846

Liabilities subject to compromise	2,425,385	(2,425,385)	—	—	—
Long-term debt	14,104	626,921	3,484	(41,241)	603,268
Deferred income taxes	48,534	—	(48,534)	—	—
Self-insurance liability reserves	26,834	—	—	—	26,834
Deferred gain and other long-term liabilities	46,713	30,500	(11,536)	—	65,677
Minority interests	4,137	—	(2,000)	—	2,137
Redeemable preferred stock	468,722	(426,122)	—	—	42,600
Shareholders' equity (deficit)
Series G preferred stock	6	(6)	—	—	—
Common stock	973	(153)	—	—	820
Additional paid-in capital	803,202	832,710	—	(803,202)	832,710
Retained earnings (accumulated deficit)	(1,311,762)	1,524,823	(1,015,127)	803,202	1,136
Accumulated other comprehensive income	192	—	—	—	192
Treasury stock, at cost	(243)	243	—	—	—

Total shareholders' equity (deficit)	(507,632)	2,357,617	(1,015,127)	—	834,858

Total liabilities and shareholders' equity (deficit)	$2,934,375	$(23,865)	$(1,071,290)	$—	$1,839,220

  Accounting Pronouncements Adopted in Fresh-Start Reporting

        As of September 30, 2001, and in accordance with the early adoption provisions of SOP 90-7, the Company adopted the provisions of Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and Standards of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144").

(4)    Certain Significant Risks and Uncertainties

        The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third party payors and long-term care facilities which utilize our pharmacy and other specialty medical services. The healthcare industry is experiencing the effects of the federal and state governments' trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, have resulted in reduced rates of reimbursement for services provided by the Company.

        The Medicaid and Medicare programs are highly regulated. The failure of the Company or its customers to comply with applicable reimbursement regulations could adversely affect the Company's business. The Company monitors its receivables from third-party payor programs and reports such revenues at the net realizable value expected to be received.

        The Company earned revenues from the following payor sources for the three years ended September 30, 2003:

	2003	2002	2001
Medicaid	42%	40%	37%
Long term care facilities	30	34	35
Third-party payor	16	14	14
Private	10	10	11
Medicare Part B	2	2	3

Total	100%	100%	100%

        It is not possible to quantify fully the effect of pending legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on the Company's business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not further adversely affect the Company's business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company's financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

(5)    Significant Transactions and Events

  Strategic Planning, Severance and Other Related Costs

        The Company has incurred costs that are directly attributable to the Company's long term objective of transforming to a pharmacy-based business, including the spin-off. Details of these costs and the amounts incurred, but not paid at September 30, 2003 follow (in thousands):

        Fiscal 2003:

	Accrued at Beginning of Year	Provision	Paid	Non-cash Charges	Accrued at End of Year
Severance and related costs	$1,100	$14,247	$5,916	$8,431	$1,000
Strategic consulting costs	621	12,909	10,150	1,220	2,160

Total	$1,721	$27,156	$16,066	$9,651	$3,160

        Fiscal 2002:

	Accrued at Beginning of Year	Provision	Paid	Non-cash Charges	Accrued at End of Year
Severance and related costs	$—	$16,410	$10,599	$4,711	$1,100
Strategic consulting costs	—	4,730	3,089	1,020	621
Asset impairments	—	358	—	358	—

Total	$—	$21,498	$13,688	$6,089	$1,721

Severance and Related Costs

        In fiscal 2002, the Company announced an expense reduction program, which included the termination of over 100 individuals resulting in $3.8 million of severance related costs in that year. In fiscal 2003, in a continuation of that expense reduction initiative, additional overhead terminations resulted in a charge of severance and related costs of $2.2 million. At September 30, 2003, $1.0 million remained unpaid, which is expected to be paid in the first fiscal quarter of 2004.

        In fiscal 2002, Michael R. Walker resigned as the Company's chief executive officer. The Company's board of directors appointed Robert H. Fish as its interim chief executive officer. Also, in that period, David C. Barr resigned as vice chairman. In fiscal 2002, the Company recognized $12.6 million in severance and related costs relating to the transition agreements with Mr. Walker and Mr. Barr.

        In fiscal 2003, Richard R. Howard resigned as vice chairman. The Company recognized $4.8 million in severance and related costs in fiscal 2003 in connection with Mr. Howard's transition agreement. The final payment of this agreement was made in January 2003.

        On April 1, 2003, the Company extended an offer to its employees, including executive officers except for its chief executive officer, to tender all options to purchase shares of the Company's common stock, par value $.02 per share, outstanding under its 2001 stock option plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under the Company's stock incentive plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. The Company accepted for exchange and cancellation options to purchase 1,724,000 shares of its common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders. All eligible options held by the Company's employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, the Company expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock.

Strategic Consulting Costs

        During fiscal year 2003 and 2002, the Company incurred strategic consulting costs of $12.9 million and $4.7 million, respectively, in connection with several of its new strategic objectives. Initially, these strategic consulting firms were engaged to assist the Company's board of directors and management in the evaluation of its existing business model and the development of its strategic alternatives. Additional services were procured to assist in the evaluation of the Company's pharmacy sales and marketing function, the bid selection process in connection with the potential sale or spin-off of the eldercare business and, more recently, the legal, accounting and other professional fees directly attributed to the spin-off transaction. Strategic consulting costs in fiscal 2003 also include executive compensation of $2.2 million which relates to certain incentive compensation to recruit John J. Arlotta as the Company's new chief executive officer and incentive compensation paid to Robert H. Fish for services rendered during his term as the interim chief executive officer. During Mr. Fish's term as interim chief executive officer, his primary objectives were focused on the Company's pharmacy transformation initiatives.

        We recognize the cost of such consulting fees as the services are performed.

  ElderTrust Transactions

        On August 13, 2003, GHC acquired the remaining ownership interest in an unconsolidated joint-venture partnership that operates four skilled nursing facilities with 600 skilled nursing and 125 assisted living beds. Each of the four eldercare centers had been leased to the partnership from ElderTrust, a real estate investment trust from which GHC leased or subleased 18 of its eldercare facilities and eight managed and jointly-owned facilities. GHC purchased its joint venture partner's interest in the unconsolidated partnership for $3.1 million and subsequently purchased one of the four eldercare properties from ElderTrust for $2.6 million. Additionally, GHC paid ElderTrust $2.5 million to reduce the annual cash basis and accrual basis lease expense of one of the three remaining leased facilities by $0.4 million and $0.2 million, respectively. The lease terms of the three facilities that will continue to be leased from ElderTrust were extended from 2010 to 2015.

        On September 11, 2003, GHC entered into additional agreements with ElderTrust, the principal terms of which are as follows:

  •
  GHC agreed to purchase two skilled nursing facilities having 210 skilled nursing beds and 67 assisted living beds, and three assisted living facilities having 257 beds, for $24.8 million. GHC previously leased these properties from ElderTrust at an annual cash basis and accrual basis lease cost of $2.4 million and $1.5 million, respectively. By January 2004, GHC purchased all of the aforementioned eldercare facilities;

  •
  GHC agreed to pay ElderTrust $32.3 million to reduce annual cash basis and accrual basis lease cost associated with nine properties by $6.9 million and $1.2 million, respectively, and acquire options to purchase seven properties previously subleased to GHC by ElderTrust. On October 29, 2003, GHC paid ElderTrust $2.3 million to reduce the rents of two of the nine eldercare facilities, and on November 7, 2003, GHC paid ElderTrust the remaining $30.0 million to reduce the rents of the other seven aforementioned eldercare facilities; and

  •
  ElderTrust was paid $4.4 million upon consummation of the spin-off in exchange for ElderTrust's consent to the assignment of all remaining leases and guarantees from NeighborCare to GHC, which was accounted for by NeighborCare as a spin-off related expense in its first fiscal quarter of 2004.

  NCS Transaction Termination Fee

        On July 28, 2002, the Company and its wholly-owned subsidiary, Geneva Sub, Inc., entered into an agreement and plan of merger (the "Merger Agreement") with NCS HealthCare, Inc. ("NCS"), pursuant to which NCS was to become a wholly-owned subsidiary of the Company (the "NCS Transaction").

        On December 11, 2002, the Court of Chancery of the State of Delaware, pursuant to an order of the Delaware Supreme Court dated December 10, 2002 which reversed prior determinations of the Court of Chancery, entered an order preliminary enjoining the consummation of the NCS transaction pending further proceedings.

        On December 15, 2002, the Company entered into a termination and settlement agreement with Omnicare whereby it agreed to terminate the Merger Agreement and Omnicare agreed to pay to the Company $22 million. In addition, the Company and Omnicare each agreed to release the other from any claims arising from the Merger Agreement and not commence any action against one another in connection with the Merger Agreement. On December 16, 2002 the Company provided notice to NCS terminating the Merger Agreement. In fiscal 2003, the Company recognized a $10.2 million gain resulting from the $22 million break-up fee, net of $11.8 million of costs associated with the proposed NCS transaction.

  Arbitration Award

        On February 14, 2002, an arbitrator ruled in favor of NeighborCare on all claims and counterclaims in the lawsuit involving HCR Manor Care, Inc. and certain of its affiliates The arbitrator found that HCR Manor Care did not lawfully terminate the Master Service Agreements with NeighborCare, so that those contracts remain in full force and effect until the end of September 2004.

The arbitrator awarded NeighborCare $21.9 million in damages for respondents' failure to allow NeighborCare to exercise its right under the Master Service Agreements to service facilities owned and operated by a subsidiary of respondent HCR Manor Care. The Company recognized the $21.9 million award as a gain which is included under the caption net gain from break-up fee and other settlements in the consolidated statements of operations. In addition, the arbitrator terminated his prior ruling that allowed respondents to withhold 10% of their payments to NeighborCare, and respondents paid NeighborCare $9.1 million in funds representing the amounts withheld during the course of the Arbitration pursuant to the arbitrator's prior ruling.

  Amended Pharmacy Service Agreements

        On August 15, 2002, the Company announced that it and HCR Manor Care, Inc. agreed to withdraw all outstanding legal actions against each other stemming from the acquisition by the Company of HCR Manor Care's pharmacy subsidiary, Vitalink. The Company and HCR Manor Care also agreed to withdraw the prior pharmacy service agreement that was set to expire in 2004 and entered into a new pharmacy service agreement. The new pharmacy service agreement runs through January 2006 and covers approximately 200 of HCR Manor Care's facilities. The pricing in the new pharmacy service agreement was reduced by approximately $12.8 million annually based upon then current sales volumes.

        In September 2002, the Company was awarded a contract to serve 6,892 beds owned by the State of New Jersey under a three year agreement with the option for two one-year extensions. NeighborCare was the predecessor pharmacy serving these beds under a 1996 agreement of an initial term of three years which was extended through September 30, 2002. The new contract was awarded through New Jersey's competitive bidding process, and was bid by the Company at reimbursement rates lower than the prior agreement. The revenue reduction associated with the new pharmacy agreement was approximately $7.2 million annually based upon then current sales volumes.

(6)    Restricted Investments in Marketable Securities

        Marketable securities (classified as available for sale) are held by the Company's wholly-owned subsidiary, Liberty Health Corporation, LTD ("LHC"), incorporated under the laws of Bermuda. LHC provides various insurance coverages to the Company and to unrelated entities, most of which are managed by the Company.

        The current portion of restricted investments in marketable securities represents an estimate of the level of outstanding losses the Company expects to pay in the succeeding year.

        Marketable securities at September 30, 2003 of the Company consist of the following (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Fixed interest securities:
U.S. mortgage backed securities	$5,475	$677	$—	$6,152
Corporate bonds	9,771	658	—	10,429
Government bonds	1,368	21	42	1,347
Term deposits	1,028	—	—	1,028
Equity securities	1,102	380	—	1,482
Money market funds	70,153	—	—	70,153

	$88,897	$1,736	$42	$90,591

Less: Current portion of restricted investments				(29,320)

Long-term restricted investments				$61,271

        Marketable securities at September 30, 2002 of the Company consisted of the following (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Fixed interest securities:
U.S. mortgage backed securities	$5,464	$774	$—	$6,238
Corporate bonds	12,209	633	(42)	12,800
Government bonds	1,413	22	(95)	1,340
Term deposits	2,495	—	—	2,495
Equity securities	1,103	—	—	1,103
Money market funds	62,171	—	—	62,171

	$84,855	$1,429	$(137)	$86,147

Less: Current portion of restricted investments				(20,542)

Long-term restricted investments				$65,605

        Fixed interest securities held at September 30, 2003 mature as follows (in thousands):

	2003
	Amortized cost	Fair value
Due in one year or less	$3,060	$3,088
Due after 1 year through 5 years	10,988	11,983
Due after 5 years through 10 years	2,010	2,229
Over 10 years	556	628

	$16,614	$17,928

        Actual maturities may differ from stated maturities because borrowers have the right to call or prepay certain obligations with or without prepayment penalties.

        In the normal course of business, LHC's bankers have issued letters of credit totaling $87.9 million in 2003 and $74.9 million in 2002 in favor of insurers. Cash and equivalents in the sum of $4.1 million, and investments with an amortized cost of $87.7 million and a market value of $89.4 million are pledged as security for these letters of credit as of September 30, 2003.

(7)    Property, Plant and Equipment

        Property, plant and equipment at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Land	$72,515	$79,321
Buildings and improvements	584,263	594,446
Equipment, furniture and fixtures	203,619	169,383
Construction in progress	6,372	16,152

	866,769	859,302
Less accumulated depreciation	(114,773)	(63,374)

Property, plant and equipment, net	$751,996	$795,928

(8)    Notes Receivable and Other Investments

        Notes receivable and other investments at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Mortgage notes and other notes receivable	$19,252	$15,664
Investments in revenue bonds	—	1,370

Notes receivable and other investments	$19,252	$17,034

        Mortgage notes and other notes receivable at September 30, 2003 and 2002 bear interest at rates ranging from 7.25% to 10.00% and mature at various times ranging from 2004 to 2029. The majority of the mortgage notes and other notes are secured by first or second mortgage liens on underlying facilities and personal property, accounts receivable, inventory and / or gross facility receipts, as defined.

        The Company has agreed to provide third parties, including facilities under management contract, with $7.4 million of working capital lines of credit. The unused portion of working capital lines of credit was $4.6 million at September 30, 2003.

        Investments in revenue bonds at September 30, 2002 bore interest at rates ranging from 10.00% to 10.45% and mature at various times between 2011 and 2021. The revenue bonds held were issued by a skilled nursing facility owned by an independent third party.

(9)    Other Long-Term Assets

        Other long-term assets at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Deferred financing fees, net	$7,575	$10,131
Cost report receivables, net	2,123	4,379
Property deposits and funds held in escrow	22,783	14,035
Employee deferred compensation	7,501	1,950
Other, net	13,248	3,513

Other long-term assets	$53,230	$34,008

(10)    Goodwill and Identifiable Intangible Assets

        The change in the carrying amount of goodwill for the years ended September 30, 2003 and 2002 is as follows (in thousands):

	2003	2002
Balance at beginning of period	$336,701	$325,593
Goodwill acquired during the year	3,040	4,833
Impairment losses	—	(2,818)
Utilization of net operating losses	(2,046)	(3,149)
Fresh-start valuation adjustments	—	12,242

Balance at end of period	$337,695	$336,701

        In fiscal 2002, the Company recorded $12.2 million of fresh-start valuation adjustments representing miscellaneous changes to its initial application of fresh-start reporting. Also in fiscal 2003 and 2002, in accordance with SOP 90-7, the Company utilized $5.0 million and $8.0 million of net operating loss carry forwards which resulted in a $2.0 million and $3.1 million reduction in goodwill, respectively.

        The consolidated statement of operation for the year ended September 30, 2001 includes $18.1 million of goodwill amortization. Following the adoption of SFAS No. 142, no goodwill amortization expense was recognized for the years ended September 30, 2003 and 2002. The following table adjusts the reported income from continuing operations and the corresponding income per share amounts for the year ended September 30, 2001 for the predecessor company on a pro forma basis assuming the provisions of SFAS No. 142 were adopted effective October 1, 2000 (in thousands, except per share amounts):

2001
Income from continuing operations—as reported	$920,964
Income from continuing operations—as adjusted	939,019
Income per share from continuing operations—basic and diluted—as reported	$18.00
Income per share from continuing operations—basic and diluted—as adjusted	19.31

        In adopting the requirements of fresh-start reporting, the Company recognized certain identifiable intangible assets which were established at September 30, 2001 at their estimated fair value and, in accordance with SFAS 142, are being amortized on a straight-line basis over their estimated useful lives. Identifiable intangible assets at September 30, 2003 and 2002 consist of the following (in thousands, except years):

Classification	2003	2002	Estimated Life (Years)
Customer Contracts	$28,164	$26,391	2-6
Trademarks and trade names	5,000	5,000	5
Non-competition agreements	4,081	2,200	1-4

Identifiable intangible assets	37,245	33,591
Accumulated amortization	(16,379)	(7,796)

Identifiable intangible assets, net	$20,866	$25,795

        Aggregate amortization expense for amortizing identifiable intangible assets for the years ended September 30, 2003 and 2002 was $8.6 million and $7.8 million, respectively. Following the spin-off, estimated amortization expense for the next four fiscal years is $3.6 million in fiscal 2004, $3.0 million in fiscal 2005, $2.8 million in fiscal 2006 and $2.8 million in fiscal 2007. The identifiable intangible assets attributed to NeighborCare will be fully amortized by the end of fiscal 2007.

(11)    Long-Term Debt

        Long-term debt at September 30, 2003 and 2002 consists of the following (in thousands):

	2003	2002
Secured debt
Senior Credit Facility
Term Loan	$246,875	$281,575
Delayed Draw Term Loan	68,162	79,239

Total Senior Credit Facility	315,037	360,814
Senior Secured Notes	240,176	242,602
Mortgages and other secured debt	56,406	86,267

Total debt	611,619	689,683
Less:
Current portion of long-term debt	(20,135)	(40,744)

Long-term debt	$591,484	$648,939

        There was no capitalization of interest in 2003 or 2002. However, $2.5 million in interest was capitalized in 2001, relating to facility construction, systems development and renovations.

        The Senior Credit Facility and the Senior Secured Notes that are described below were repaid subsequent to September 30, 2003 in connection with the spin-off of GHC and the recapitalization of both organizations. See "New Financing Arrangements" below.

Senior Credit Facility

        On October 2, 2001, and in connection with the consummation of the Plan, the Company entered into a Senior Credit Facility consisting of the following: (1) a $150 million revolving line of credit (the "Revolving Credit Facility"); (2) a $285 million term loan (the "Term Loan") and (3) an $80 million delayed draw term loan (the "Delayed Draw Term Loan") (collectively the "Senior Credit Facility"). The outstanding amounts under the Term Loan and the Delayed Draw Term Loan bore interest at the London Inter-bank Offered Rate ("LIBOR") plus 3.50%, or 4.66%, at September 30, 2003. The Revolving Credit Facility bore interest based upon a performance related grid, or 4.16%, at September 30, 2003. The Revolving Credit Facility was not drawn upon during fiscal 2003 or 2002.

        Pursuant to the Senior Credit Facility, the Company and each of its subsidiaries named as guarantors granted the lenders first priority liens and security interests in all unencumbered property, including but not limited to: fee owned property, bank accounts, investment property, accounts receivable, inventory, equipment and general intangible assets.

        The Senior Credit Facility contained an annual excess cash flow payment requirement. At the end of each fiscal year, the Company was required to prepare an excess cash flow calculation as defined in the senior credit agreement. Of the amount, determined as excess cash flow, 75% was to be paid to the Company's senior lenders in the form of a mandatory payment by December 31 of each year. The Company paid $24.8 million on or near December 31, 2002 pursuant to the excess cash flow recapture provision, and as a result, this estimated level of payment is classified in the Company's consolidated balance sheet under the current installments of long-term debt at September 30, 2002. Because the Company refinanced the Senior Credit Facility in connection with the spin-off, there will not be an annual excess cash flow payment requirement on December 31, 2003.

        The Revolving Credit Facility was available for general working capital requirements. The Revolving Credit Facility was to mature on October 2, 2006. Usage under the Revolving Credit Facility was subject to a Borrowing Base (as defined) calculation based upon real property collateral value and a percentage of eligible accounts receivable (as defined). Excluding a $0.9 million posted letter of credit, no borrowings were made under the Revolving Credit Facility at September 30, 2003.

        In the year ended September 30, 2002, the Company borrowed $42 million from the Delayed Draw Term Loan to finance the repayment of all trade balances due to NeighborCare's primary supplier of pharmacy products. In addition, the Company utilized $10 million from the Delayed Draw Term Loan to fund the exercise of the purchase option on three eldercare centers, previously described, and the Company utilized $28 million from the Delayed Draw Term Loan to satisfy certain mortgages as previously described. The Delayed Draw Term Loan was fully drawn at September 30, 2003 and is being repaid with no additional borrowings available under the Delayed Draw Term Loan.

Senior Secured Notes

        On October 2, 2001, and in connection with the consummation of the Plan, the Company entered an indenture agreement in the principal amount of $242.6 million (the "Senior Secured Notes"). The Senior Secured Notes bore interest at LIBOR plus 5.0% (6.16% at September 30, 2003), and amortize one percent each year and were scheduled to mature on April 2, 2007. The Senior Secured Notes were secured by a junior lien on real property and related fixtures of substantially all of the Company's subsidiaries, subject to liens granted to the lenders' interests subject to the Senior Credit Facility.

Other Secured Indebtedness

        At September 30, 2003, the Company had $56.4 million of other secured debt consisting principally of revenue bonds, capital lease obligations and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans are secured by the underlying real and personal property of individual eldercare centers. All of the other secured loans have fixed rates of interest ranging from 3% to 11%, with a weighted average rate of 8.88% at September 30, 2003.

        Sinking fund requirements, installments of long-term debt and capital leases are as follows (in thousands):

	Principal Amount
Years Ending September 30,	Loans	Capital Leases
2004	$15,872	$4,263
2005	8,161	2,939
2006	8,237	1,641
2007	531,616	907
2008	2,023	115
Thereafter	35,837	8

New Financing Arrangements

        In connection with the spin-off of GHC, the Company restructured and refinanced nearly all of its indebtedness. Prior to the spin-off both NeighborCare and GHC entered into new financing arrangements in an effort to extinguish all senior secured joint and several debt and to provide adequate capital to both separate organizations. As such, NeighborCare and GHC entered into the following new financing arrangements:

NeighborCare:

  •
  $250.0 million, 6.875% senior subordinated notes due 2013; and

  •
  $100.0 million, undrawn revolving credit facility due 2008. Interest at LIBOR plus 2.00% on borrowings

  •
  and a commitment fee of 0.50% on any unused commitment.

GHC:

  •
  $225.0 million, 8% senior subordinated notes due 2013;

  •
  $185.0 million, fully drawn term loan due 2010. Interest at LIBOR plus 2.75%; and

  •
  $75 million, undrawn revolving credit facility due 2008. Interest at LIBOR plus 3.00% on borrowings and a commitment fee of 0.50% on any unused borrowings.

        The $660.0 million of proceeds from the new financing arrangements were used to repay the Company's previously held senior credit facility of $315.1 million ($246.9 million term loan and $68.2 million delayed drawn term loan) and the Company's previously held $240.2 million senior secured notes.

        The remaining proceeds of approximately $104.8 million were used to pay for approximately $21.0 million of financing fees related to the new financing arrangements, with the remaining $83.8 million used to provide additional liquidity to both organizations to fund both working capital and other requirements.

        The agreements and instruments governing our new financing arrangements contain various restrictive covenants that, among other things, require the Company to comply with or maintain certain financial tests and ratios and restrict our ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make certain investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  make acquisitions;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        The new financing arrangements require us to maintain compliance with certain financial and non-financial covenants, including minimum EBITDA (earnings before interest, taxes, depreciation and amortization); limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

        Under the terms of NeighborCare's and GHC's senior subordinated notes, the notes are not redeemable until on or after November 15, 2008 and October 28, 2008, respectively. NeighborCare and GHC may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before November 15, 2006 and October 15, 2006, respectively at 106.875% and 108.000%, respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

(12)    Guarantor Subsidiaries and Condensed Consolidated Financial Statements

        The Company's $250 million, 6.875% senior subordinated notes due 2013 as discussed in note 11 are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of the Company (Guarantors). Those subsidiaries that do not guarantee the notes consist of the joint ventures in which NeighborCare has a greater than 50% share in the equity and earnings thereof and GHC (Non-Guarantors). Separate financial statements of the guarantor subsidiaries have not been prepared because management believes it would not be material to investors. The following tables present the condensed consolidating financial statements of NeighborCare, Inc. (Parent), the guarantor subsidiaries and the non-guarantor subsidiaries:

Consolidating Balance Sheets
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$777,592	$155,782	$213,111	$(779,599)	$366,886
Other current assets	186,884	61,069	70,758	—	318,711
Property, plant and equipment, net	14,687	51,682	685,627	—	751,996
Investment in subsidiaries	25,435	1,088	10,058	(27,759)	8,822
Goodwill	330,975	1,509	5,211	—	337,695
Other long-term assets	64,300	3,604	86,715	—	154,619

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$29,786	$117,386	$851,232	$(779,599)	$218,805
Current portion of long-term debt	18,069	—	2,066	—	20,135
Long-term debt less current portion	545,224	340	45,920	—	591,484
Other non-current liabilities	152,918	9,856	29,368	—	192,142
Shareholders' equity	653,876	147,152	142,894	(27,759)	916,163

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Consolidating Balance Sheets
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$817,952	$144,678	$219,331	$(811,992)	$369,969
Other current assets	221,197	60,621	69,476	—	351,294
Property, plant and equipment, net	39,307	45,716	710,905	—	795,928
Investment in subsidiaries	23,635	—	14,015	(23,507)	14,143
Goodwill	332,934	1,509	2,258	—	336,701
Other long-term assets	47,775	3,240	91,427	—	142,442

	$1,482,800	$255,764	$1,107,412	$(835,499)	$2,010,477

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$15,217	$139,198	$889,090	$(811,992)	$231,513
Current portion of long-term debt	38,137	447	2,160	—	40,744
Long-term debt less current portion	628,750	1,873	18,316	—	648,939
Other non-current liabilities	124,963	9,852	40,343	—	175,158
Shareholders' equity	675,733	104,394	157,503	(23,507)	914,123

	$1,482,800	$255,764	$1,107,412	$(835,499)	$2,010,477

Consolidating Statements of Operations
Year ended
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$1,598	$1,105,767	$136,492	$1,243,857
Cost of revenues	—	865,105	96,873	961,978

Gross profit	1,598	240,662	39,619	281,879
Operating Expenses	20,070	219,898	21,356	261,324
Interest expense, net	14,230	(111)	239	14,358
Other expense (income)	4,867	(578)	—	4,289

Income before income taxes	(37,569)	21,453	18,024	1,908
Income tax provision (benefit)	(3,960)	1,912	—	(2,048)
Income (loss) from discontinued operations	28,732	—	—	28,732

Net income (loss)	$(4,877)	$19,541	$18,024	$32,688

Consolidating Statements of Operations
Year ended
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$2,126	$1,029,272	$105,339	$1,136,737
Cost of revenues	—	805,233	76,350	881,583

Gross profit	2,126	224,039	28,989	255,154
Operating Expenses	1,727	220,059	19,561	241,347
Interest expense, net	16,427	506	253	17,186
Other expense (income)	3,061	—	—	3,061

Income before income taxes	(19,089)	3,474	9,175	(6,440)
Income tax provision (benefit)	(13,468)	769	—	(12,699)
Income from discontinued operations	66,507	—	—	66,507

Net income (loss)	$60,886	$2,705	$9,175	$(72,766)

Consolidating Statements of Operations
Year ended
September 30, 2001
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$1,419	$1,007,511	$38,953	$1,047,883
Cost of revenues	—	793,362	24,519	817,881

Gross profit	1,419	214,149	14,434	230,002
Operating Expenses	(1,139,425)	388,388	13,085	(737,952)
Interest expense, net	23,444	21,430	314	45,188
Other expense (income)	1,504	(18)	316	1,802

Income before income taxes	1,115,896	(195,651)	719	920,964
Income tax provision (benefit)	(137)	137	—	—
Loss from discontinued operations	628,867	—	—	628,867

Net income (loss)	$(487,166)	$(195,788)	$719	$292,097

Consolidating Statements of Cash Flows
Year ended
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$59,402	$21,124	$30,035	$110,561
Cash flow from investing activities	(18,823)	(9,126)	15,661	(12,288)
Cash flow from financing activities	(81,736)	(1,980)	(29,861)	(113,577)

Consolidating Statements of Cash Flows
Year ended
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(62,314)	$105,479	$136,020	$179,185
Cash flow from investing activities	(8,648)	(11,717)	(74,474)	(94,839)
Cash flow from financing activities	54,359	(490)	(22,324)	31,545

Consolidating Statements of Cash Flows
Year ended
September 30, 2001
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$142,601	$(41,632)	$(93,632)	$7,337
Cash flow from investing activities	(3,792)	(5,442)	(49,515)	(58,749)
Cash flow from financing activities	88,378	2,251	(30,026)	60,603

(13)    Leases and Lease Commitments

        The Company leases certain facilities under operating leases. Future minimum payments for the next five years under non-cancelable operating leases at September 30, 2003 are as follows (in thousands):

Year ending September 30,	Minimum Payment
2004	$29,109
2005	27,149
2006	23,764
2007	21,188
2008	19,315
Thereafter	17,326

        For the year ended September 30, 2003, the Company's continuing and discontinued operations incurred $40.3 million of lease obligation costs. The Company classifies operating lease costs associated with its eldercare centers and corporate office sites as lease expense in the consolidated statements of operations, while the operating lease costs of pharmacy and other health service sites are included within other operating expenses.

        In connection with the adoption of fresh-start reporting, the Company recorded an unfavorable lease credit associated with 40 leased properties which is amortized using the straight-line method over the remaining lives of the leases. The unfavorable component of these lease contracts was estimated using market comparable lease coverage ratios for similar assets. The unfavorable lease liability at September 30, 2003 of $11.3 million, included in other long-term liabilities in the consolidated balance sheet, will be amortized as reduction to lease expense over the remaining lease terms, which have a weighted average term of 3.4 years.

(14)    Income Taxes

        Income tax expense (benefit) for the years ended September 30, 2003, 2002 and 2001 was as follows (in thousands):

	Successor Company
				Predecessor Company 2001
	2003	2002
Income from continuing operations	$(2,048)	$(12,699)	¦	$—
Income (loss) from discontinued operations	$16,900	$42,843	¦	—

Total	$14,852	$30,144	¦	—

        The components of the provision (benefit) for income taxes on income from continuing operations for the years ended September 30, 2003, 2002 and 2001 was as follows (in thousands):

	Successor Company
				Predecessor Company 2001
	2003	2002
Current:
Federal	$(7,850)	$(10,285)	¦	$—
State	3,859	2,736	¦	—

	(3,991)	(7,549)	¦	—

Deferred:
Federal	5,318	(1,926)	¦	—
State	(3,375)	(3,224)	¦	—

	1,943	(5,150)	¦	—

Total	$(2,048)	$(12,699)	¦	$—

        Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income from continuing operations before income taxes, equity in net income (loss) of unconsolidated affiliates and minority interests (in thousands):

	Successor Company
				Predecessor Company 2001
	2003	2002
Computed "expected" tax	$668	$(2,254)	¦	$322,337
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal tax benefits	314	(318)	¦	—
Amortization of goodwill	—	—	¦	4,495
Carryback of losses allowed under Job Creation and Worker Assistance Act of 2002	(4,443)	(10,285)	¦	—
Write-off of non-deductible goodwill	1,413	—	¦	116,900
Cancellation of debt income	—	—	¦	(505,750)
Adequate protection payments	—	—	¦	40,250
Change in valuation allowance	—	—	¦	21,733
Other, net	—	158	¦	35

Total income tax expense	$(2,048)	$(12,699)	¦	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2003 and 2002 are presented below (in thousands):

	2003	2002
Deferred Tax Assets:
Accrued liabilities and reserves	$66,056	$63,296
Net operating loss carry-forwards (Predecessor)	98,835	100,881
Net operating loss carry-forwards (Successor)	12,289	—
Derivatives financial instruments	2,389	—
Net unfavorable leases	7,345	8,800
Other	11,900	12,449

Deferred tax assets	198,814	185,426

Valuation allowance	(98,835)	(100,881)

Net deferred tax assets	99,979	84,545

Deferred Tax Liabilities:
Accounts receivable	(22,622)	(20,243)
Goodwill and other intangibles	(65,150)	(58,721)
Depreciation	(50,434)	(33,000)
Deferred gain	(4,047)	(5,800)
Other	(7,748)	(3,972)

Total deferred tax liability	(150,001)	(121,736)

Net deferred tax liability	$(50,022)	$(37,191)

        Pursuant to the Job Creation and Worker Assistance Act of 2002, which extended the net operating loss carryback period to five years, the Company was able to carryback certain net operating loss (NOL) carry-forwards originating in the year ended September 30, 2001. This enabled the Company to record $4.4 million and $10.3 million in federal tax refunds during the years ended September 30, 2003 and 2002, respectively.

        Following consummation of the Plan, and after reduction for (1) the aforementioned NOL carrybacks and (2) cancellation of prepetition indebtedness as provided under Section 108 of the Internal Revenue Code, the Company had Predecessor Company NOL carry-forwards of $278.0 million, which expire between September 30, 2020 and September 30, 2021. Under applicable limitations imposed by Section 382 of the Internal Revenue Code, the Company's ability to utilize these loss carry-forwards became subject to an annual limitation of $43.3 million, inclusive of a separate limitation for Multicare. During the years ended September 30, 2003 and 2002, the Company utilized $5.0 million and $8.0 million, respectively, of Predecessor loss carry-forwards. Pursuant to SOP 90-7, the income tax benefit of any Predecessor NOL utilization ultimately serves to reduce goodwill and, thereafter, to increase paid-in-capital. The Company has Predecessor NOL carry-forwards of $265.0 million remaining at September 30, 2003. There can be no assurances that the Company will be able to utilize these NOL's and, consequently, a 100% valuation allowance against these NOL's has been provided. During the year ended September 30, 2003, the Successor Company generated an additional NOL of $27.2 million not subject to annual limitation which is available for carry-forward through the year ended September 30, 2023. Other deferred tax assets include $3.3 million for built-in losses recognized by Multicare during the fiscal year ended September 30, 2002 in excess of its separate limitation under Section 382.

(15)    Redeemable Preferred Stock

        In connection with the consummation of the Plan, the Company issued 425,946 shares of Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred has a liquidation preference of $46.8 million and accrue dividends at the annual rate of 6% payable in additional shares of Series A Preferred. The Series A Preferred is convertible at any time, at the option of the holders. Following the spin-off, each share of Series A Preferred is convertible into the number of shares of the Company's common stock which results from dividing (x) the liquidation preference of $100 per each such share plus all accrued and unpaid dividends by (y) the conversion price per share of $12.60. In fiscal 2002, 4,338 shares of Series A Preferred were converted to 21,336 shares of common stock. In fiscal 2003, 6,351 shares of Series A Preferred were converted into 31,231 shares of common stock.

        The Company has the right to convert all of the shares of Series A Preferred to shares of common stock at any time after the first anniversary date of the effective date, or October 2, 2002, when the average trading price of the Company's common stock over the immediately preceding 30 days is $18.60 (following the spin-off) or more per share. The Company has the right to redeem the Series A Preferred at any time by giving 30 days notice to the holders (subject to certain restrictions imposed by the Company's Senior Credit Facility). The Series A Preferred are subject to mandatory redemption on October 2, 2010. The conversion rate is $12.60 of liquidation preference for each share common stock.

        Effective December 16, 2003, the Company's board of directors exercised its option to require the mandatory conversion of the Series A Preferred, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of NeighborCare common stock pursuant to the terms of the Company's amended and restated articles of incorporation, as amended.

        The Series A Preferred is reflected in the consolidated balance sheet under redeemable preferred stock.

(16)    Shareholders' Equity

Common Stock

        The authorized common stock consists of 200,000,000 shares, $0.02 par value, of which 41,813,603 shares were issued and 39,514,351 were outstanding at September 30, 2003. The provisions of the Plan call for the issuance of 41,000,000 shares, of which 260,493 are to be issued when all outstanding claim objections and other disputed claim matters of the bankruptcy proceedings are resolved.

Treasury stock

        In fiscal 2003, the Company's board of directors authorized the repurchase of up to $50.0 million of NeighborCare common stock through privately negotiated third party transactions or in the open market. As of September 30, 2003, the Company had repurchased 2,299,252 common shares at a cost of $36.2 million, representing 5.8% of the common stock outstanding.

Restricted Stock Grants

        On October 2, 2001, the Board of Directors authorized the Company to issue 750,000 restricted shares of common stock to certain of its senior officers. These shares were scheduled to vest quarterly over a five year period ending on October 1, 2006.

        The Company recorded compensation expense ratably over each vesting period at $20.33 per vesting share. In fiscal 2002, the Company recognized $2.5 million of compensation cost for the scheduled vesting of restricted stock grants, which is included in salaries, wages and benefit costs in the consolidated statements of operations. Also in fiscal 2002, the Company recognized $4.7 million of compensation cost for the accelerated vesting of restricted stock grants held by certain key executives whose employment was terminated during the fiscal year. See note 5—"Significant Transactions and Events—Strategic Planning, Severance and Other Related Costs." The compensation cost for the accelerated vesting of these restricted stock grants is included in strategic planning, severance and other related costs in the consolidated statements of operations.

        On April 1, 2003, the Company extended an offer to its employees, including executive officers except for its chief executive officer, to tender all options to purchase shares of its common stock, par value $.02 per share, outstanding under its 2001 stock option plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under the stock incentive plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. The Company accepted for exchange and cancellation options to purchase 1,724,000 shares of its common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders. All eligible options held by the Company's employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, the Company expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock. This expense is classified as a component of strategic planning, severance and other related costs in the Company's consolidated statements of operations.

(17)    Stock Option Plans

        In fiscal 2002, the Company adopted the 2001 Stock Option Plan (the "2001 Plan"). The aggregate number of shares of common stock that may be issued under the 2001 Plan is 3,480,000, of which 3,305,000 may be issued to non-directors and 175,000 may be issued solely to directors.

	Option Price Per Share	Outstanding	Exercisable	Available for Grant
Balance at September 30, 2001	—	—	—	—
Authorized	$—	$—	$—	$3,480,000
Granted	$18.75–$20.33	2,751,000	—	(2,751,000)
Exercisable	—	—	619,779	—
Canceled/Forfeited		(392,000)	—	392,000

Balance at September 30, 2002	$18.75–$20.33	2,359,000	619,779	1,121,000

Granted	$15.06–$20.33	652,500	—	(652,500)
Exercisable	—	—	(299,459)	—
Canceled/Forfeited	—	(2,271,500)	—	2,271,500

Balance at September 30, 2003	$16.80–$20.33	740,000	320,320	2,740,000

(18)    Loss on Impairment of Assets and Other Charges

Fiscal 2002

        During the year ended September 30, 2002, the Company recorded debt restructuring and reorganization costs, of $2.6 million related to post confirmation liabilities payable to the United States Trustee related to Chapter 11 cases that remained open. With the exception of three open cases, all other Chapter 11 cases were closed in July 2002.

Fiscal 2001

        During the year ended September 30, 2001, the Company recorded costs in connection with certain uncollectible receivables, insurance related costs and other charges, and debt restructuring and reorganization costs. The Company also recognized a gain on the discharge of debt in connection with the consummation of the Plan. The following table and discussion provides additional information on these charges and gain in continuing operations (in thousands):

2001
Notes receivable, advances, and trade receivables, due from affiliated businesses formerly owned or managed deemed uncollectible	$30,048
Uncollectible trade receivables	38,883
Self-insured and related program costs	15,110
Other charges	22,390

Total uncollectible receivable, insurance related and other charges (included in other operating expenses)	$106,431

Debt restructuring and reorganization costs and net (gain) on debt discharge:
Professional, bank and other fees	$59,393
Employee benefit related costs, including severance	16,786
Exit costs of terminated businesses	5,877
Fresh start valuation adjustments	334,418
Gain on debt discharge	(1,444,909)

Total debt restructuring and reorganization costs and net (gain) on debt discharge	$(1,028,435)

Uncollectible receivable, insurance related costs and other charges included in other operating expenses

        In fiscal 2001, the Company performed periodic assessments of the collectibility of amounts due from certain affiliated businesses in light of the adverse impact of PPS on their liquidity and profitability. As a result of our assessment, the carrying value of notes receivable, advances and trade receivables due from affiliates was written down by $30 million.

        In fiscal 2001, the Company performed a re-evaluation of its allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables. Management believed that such deterioration in the agings were due to several prolonged negative factors related to the operational effects of the bankruptcy filings such as personnel shortages and the time demands required in normalizing relations with vendors and addressing a multitude of bankruptcy issues. As a result of this re-evaluation, the Company determined that an increase in the allowance for doubtful accounts of $38.9 million was necessary.

        In fiscal 2001, as a result of adverse claims development we re-evaluated the levels of reserves established for certain self-insured health and workers' compensation benefits and other insurance related programs. These charges were $15.1 million.

        In addition, the Company incurred charges of $22.4 million during fiscal 2001, principally related to contract and litigation matters and settlements, and certain other charges.

Debt restructuring and reorganization costs and net gain on debt discharge

        During the twelve months ended September 30, 2001, the Company incurred $416.5 million of legal, bank, accounting, fresh-start valuation adjustments and other costs in connection with its debt restructuring and the Chapter 11 cases. Of these charges, $59.4 million is attributed to professional, bank and other fees and $16.8 million pertains to certain salary and benefit related costs, principally for a court approved special recognition program. In addition, the Company incurred $5.9 million of costs associated with exiting certain terminated businesses. Fresh-start valuation adjustments of $334.4 million were recorded pursuant to the provisions of SOP 90-7, which require entities to record their assets and liabilities at fair value. The fresh-start valuation adjustments are principally the result of the elimination of predecessor company goodwill and the revaluation of property, plant and equipment to estimated fair values. The gain on debt discharge of $1,444.9 million represents the relief of liabilities subject to compromise in accordance with the plan of reorganization.

(19)    Commitments and Contingencies

Financial Commitments

        Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee losses.

        The Company has an agreement with a vendor, which supplies approximately 98% of the Company's pharmaceutical products, pursuant to which the Company is required to maintain a deposit to secure purchase terms. The deposit of $37.9 million and $32.7 million at September 30, 2003 and 2002, respectively, is refundable upon the Company's election of alternative purchase terms and accordingly, is classified among current assets.

        The Company has posted $0.9 million of outstanding letters of credit. The letters of credit guarantee performance to third parties of various trade activities. The letters of credit are not recorded as liabilities on the Company's balance sheet unless they are probable of being utilized by the third party. The financial risk approximates the amount of outstanding letters of credit.

        The Company has extended $7.4 million in working capital lines of credit to certain jointly owned and managed companies, of which $4.6 million were unused at September 30, 2003. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.

        The Company is a party to joint venture partnerships whereby its ownership interests are 50% or less of the total capital of the partnerships. The Company accounts for these partnerships using the equity method of accounting and, therefore, the assets, liabilities and operating results of these partnerships are not consolidated with the Company's. The carrying value of the Company's investment in joint ventures is $8.8 million and $14.1 million at September 30, 2003 and 2002, respectively. The Company's share of the income (loss) of the partnerships for the years ended September 30, 2003, 2002 and 2001 was $1.2 million, $2.2 million and $(10.2) million, respectively. Although the Company is not contractually obligated to fund operating losses of these partnerships, in certain cases, it has extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from our joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third-parties. The Company has provided $10.8 million of financial guarantees related to loan commitments of four jointly owned and managed companies of GHC. As of September 30, 2003, the Company has also provided $12.4 million of financial guarantees related to lease obligations of one jointly-owned and managed company that operates four eldercare centers. This obligation was subsequently relieved in October 2003 upon the sale of the jointly-owned partnership's leasehold rights to an independent third party. The guarantees are not recorded as liabilities on the Company's balance sheet unless it is required to perform under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.

Legal Proceedings

        The Company is a party to litigation arising in the ordinary course of business. The Company does not believe the results of such litigation, even if the outcome is unfavorable, would have a material adverse effect on the Company's financial position.

U.S. ex rel Scherfel v. Genesis Health Ventures et al.

        In this action, brought in U.S. District Court for the District of New Jersey on March 16, 2000, the plaintiff alleges that a pharmacy purchased by NeighborCare failed to process Medicaid credits for returned medications. The allegations are vaguely alleged for other jurisdictions. While the action was under seal in U.S. District Court, the Company fully cooperated with the Department of Justice's evaluation of the allegations. On or about March 2001, the Department of Justice declined to intervene in the suit and prosecute the allegations. The U.S. District Court action is no longer under seal but remains administratively stayed pending resolution of the bankruptcy issues.

        The plaintiff filed a proof of claim in the Company's bankruptcy proceedings initially for approximately $650 million and subsequently submitted an amended claim in the amount of approximately $325 million. The Company believes the allegations have no merit and objected to the proof of claim. In connection with an estimation of the proof of claim in the bankruptcy proceeding, the Company filed a motion for summary judgment urging that the claim be estimated at zero. On or about January 24, 2002, the U.S. Bankruptcy Court granted Debtors' motion and estimated the claim at zero.

        On or about February 11, 2002, the plaintiff appealed the bankruptcy court's granting of summary judgment to the U.S. District Court in Delaware and sought an injunction preventing the distribution of assets according to the plan of reorganization. The injunction was subsequently denied by the U.S. District Court for several reasons, including that the plaintiff was unlikely to succeed on the merits. When the injunction was denied by the U.S. District Court, the assets previously reserved for the plaintiff's claim were distributed in accordance with the plan of reorganization. On March 27, 2003, the U.S. District Court denied the plaintiff's appeal and upheld the summary judgment decision rendered by the U.S. Bankruptcy Court. On or about April 25, 2003, the plaintiff filed an appeal to the Third Circuit Court of Appeals. The appeal is currently pending and it is most likely to be heard by the Third Circuit Court of Appeals in 2004.

        The Company believes that the settlement of this matter will not be significant to the results of operations or financial condition of the Company.

DEA Investigation

        In August 2001, and March 2002, a NeighborCare pharmacy located in Colorado reported missing inventory and potential diversion to the Drug Enforcement Administration, or the "DEA," the local police and the Colorado Board of Pharmacy. As a result of the pharmacy reporting these incidents, the DEA commenced an audit of the pharmacy's operations. Under the Controlled Substance Act the government may seek the potential value of the inventory diverted as well as other damages. The Colorado facility cooperated with all requests for information, including making its personnel and documents available to the government.

Spin-off Contingencies

        The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spin-off between or among NeighborCare and its affiliates, on the one hand, and GHC and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

        GHC has agreed to indemnify, defend and hold harmless NeighborCare and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of GHC, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the eldercare businesses;

  •
  any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off;

  •
  any breach by GHC or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

        NeighborCare has agreed to indemnify, defend and hold harmless GHC and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of NeighborCare, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of our liabilities, other than liabilities of the eldercare businesses;

  •
  any of NeighborCare liabilities, other than liabilities of the eldercare businesses, and the operation of its business other than the eldercare businesses at any time before or after the spin-off;

  •
  any breach by NeighborCare or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

(20)    Fair Value of Financial Instruments

        The carrying amount and fair value of financial instruments at September 30, 2003 and 2002 consist of the following (in thousands):

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and equivalents	$132,726	$132,726	$148,030	$148,030
Restricted investments in marketable securities	90,591	90,591	86,147	86,147
Accounts receivable, net	366,886	366,886	369,969	369,969
Accounts payable	58,435	58,435	80,248	80,248
Debt, excluding capital leases	601,746	614,473	679,402	696,351
Pay fixed / receive variable interest rate swap	(7,219)	(7,219)	(4,454)	(4,454)
Interest rate cap	2	2	398	398

        The carrying value of cash and equivalents, net accounts receivable and accounts payable is equal to its fair value due to their short maturity. The Company's restricted investments in marketable securities are carried at fair value.

        The fair value of debt, excluding capital leases, is computed using discounted cash flow analysis, based on the Company's estimated incremental borrowing rate at the end of each fiscal period presented.

        The fair values of interest rate swap and cap agreements were determined using confirmations from third-party financial institutions.

(21)    Assets Held for Sale and Discontinued Operations

        In the normal course of business, the Company continually evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any costs to exit such businesses in the year of discontinuation, are classified as discontinued operations in the consolidated statements of operations. Businesses sold or closed prior to the Company's adoption of SFAS 144 continue to be reported in the results of continuing operations.

        Consolidated interest expense has been allocated to discontinued operations for all periods presented based on the ratio of net assets of GHC to consolidated net assets of the Company.

        The following table sets forth net revenues and the components of income (loss) from discontinued operations for the years ended September 30, 2003, 2002, and 2001 (in thousands):

				Predecessor Company
	Successor Company
				Year Ended September 30,
	Years Ended September 30,
	2003	2002		2001
Net revenues	$1,405,122	$1,349,051	¦	$1,279,250
Net operating income (loss) of discontinued businesses	65,569	132,723	¦	(621,858)
Interest expense allocation	19,937	23,373	¦	7,009
Income tax expense (benefit)	16,900	42,843	¦	—

Income (loss) from discontinued operations, net of taxes	$28,732	$66,507	¦	$(628,867)

        Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the consolidated statements of operations.

(22)    Segment Information

        The Company's principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company's internal organization. The Company has two reportable segments: institutional pharmacy business and corporate and other.

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company also provides pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        Summarized financial information concerning the Company's reportable segments is shown in the following table for the current quarter, compared with the same period last year. The table has been reclassified to reflect the spin-off of GHC, the previously reported "Inpatient Services" segment. The "Corporate and Other" category of operations represents operating information of business units below the prescribed quantitative thresholds under the SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Revenues from these business units are primarily derived from the Company's community-based professional pharmacy business, home infusion, respiratory and medical equipment business and long-term care group purchasing business (Tidewater). The "Corporate and Other" category also consists of the Company's corporate general and administrative function, for which there is generally no revenue generated.

        This approach to segment reporting is consistent with the Company's internal financial reporting and the information used by the chief operating decision makers regarding the performance of the reportable and non-reportable segments. The accounting policies of the segments are the same as those of the consolidated organization.

	Institutional Pharmacy	Corporate and Other	Consolidated
	(in thousands)
Fiscal year ended September 30, 2003
Net revenues	$1,030,412	$213,445	$1,243,857
Gross profit	212,650	69,229	281,879
Operating income (loss)	92,325	(71,770)	20,555
Fiscal year ended September 30, 2002
Net revenues	$922,604	$214,133	$1,136,737
Gross profit	185,683	69,471	255,154
Operating income (loss)	67,851	(54,044)	13,807

Fiscal year ended September 30, 2001
Net revenues	$875,212	$172,671	$1,047,883
Gross profit	176,484	53,518	230,002
Operating income (loss)	(30,954)	998,908	967,954
Total assets as of
September 30, 2003	$192,543	$1,746,186	$1,938,729
September 30, 2002	158,205	1,852,272	2,010,477

        A reconciliation of consolidated operating income to consolidated income from continuing operations:

	Years Ended September 30,
	2003	2002	2001
Consolidated operating income	$20,555	$13,807	$967,954
Interest expense, net	14,358	17,186	45,188
Other expense	4,289	3,061	1,802
Income tax provision (benefit)	(2,048)	(12,699)	—

Income from continuing operations	$3,956	$6,259	$920,964

        Revenues from GHC to both of NeighborCare's reportable segments represent approximately $181.2 million, $205.6 million and $200.6 million of consolidated revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Of these revenues to GHC facilities, approximately $78.0 million, $100.5 million and $98.1 million for fiscal years ended September 30, 2003, 2002 and 2001, respectively, were billed directly to GHC and were eliminated as intersegment revenues. Revenues from Manor Care to NeighborCare's institutional pharmacy segment represent approximately $130.0 million, $123.0 million and $116.2 million of consolidated revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

(23)    Comprehensive Income

        The following table sets forth the computation of comprehensive income for the years ended September 30, 2003, 2002 and 2001 (in thousands):

	Successor Company			Predecessor Company
	2003	2002		2001
Net income	$32,688	$72,766	¦	$292,097
Unrealized gain on marketable securities (net of income taxes of $141, $349 and $1,067, respectively)	262	647	¦	1,981
Net change in fair value of interest rate swap and cap agreements (net of income tax benefit of $1,233 and $1,582, respectively)	(1,928)	(2,474)	¦	—

Total comprehensive income	$31,022	$70,939	¦	$294,078

(24)    Derivative Financial Instruments

        The Company follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133." The Company utilizes derivative financial instruments, such as interest rate swaps and caps, to manage changes in market conditions related to debt obligations. As of September 30, 2003 and 2002, the Company has a $75 million swap maturing on September 13, 2005, to receive fixed (3.1%) / pay variable (one month LIBOR) and a $125 million swap maturing on September 13, 2007, to receive fixed (3.77%) / pay variable (one month LIBOR). In addition, the Company has a $75 million cap maturing on September 13, 2004. The interest rate cap pays interest to the Company when LIBOR exceeds 3%. The amount paid to the

Company is equal to the notional principal balance of $75 million multiplied by (LIBOR minus 3%) in those periods in which LIBOR exceeds 3%. We purchased the interest rate cap in September 2002 for $0.7 million which is being amortized to interest expense over the two year term of the agreement.

        Based upon confirmations from third party financial institutions, the fair value of the interest rate swap agreements and the cap are ($7.2) million and $2 thousand dollars, respectively, at September 30, 2003.

        The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified to earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to interest rate swap and cap agreements are included in interest expense. During fiscal 2003 and 2002, $1.9 million and $2.5 million, respectively, of after tax net unrealized losses related to interest rate swap and caps were recorded in other comprehensive income. As of September 30, 2003 and 2002, $7.2 million and $4.0 million, respectively, have been classified in other long term liabilities in the consolidated balance sheet related to cash flow hedges. The counterparties to the above derivative agreements are major international banks.

        In connection with the spin-off and the repayment of senior indebtedness, the Company terminated the two variable to fixed rate swaps described above with an aggregate notional amount of $200 million. As a consequence the Company paid the contracting parties approximately $3.5 million which will be accounted for as a spin-off related charge in the first fiscal quarter of 2004.

(25)    Quarterly Financial Data (Unaudited)

        The Company's unaudited quarterly financial information is as follows (in thousands, except per share data):

	Net Revenues	Income (Loss) from Continuing Operations	Net Income (Loss) Available to Common Shareholders	Diluted Income (Loss) from Continuing Operations Per Common Share	Diluted Net Income (Loss) Per Common Share
Quarter ended:
December 31, 2002	$297,104	$(1,114)	$11,937	$(0.04)	$0.29
March 31, 2003	304,933	(399)	4,664	(0.01)	0.11
June 30, 2003	318,886	5,948	6,472	0.14	0.16
September 30, 2003	322,934	(478)	6,914	(0.03)	0.17

Quarter ended:
December 31, 2001	$274,408	$(133)	$15,599	$(0.02)	$0.38
March 31, 2002	282,175	11,458	24,943	0.26	0.59
June 30, 2002	288,838	262	17,453	0.01	0.42
September 30, 2002	291,316	(5,328)	12,172	(0.14)	0.29

        Earnings per share was calculated for each three-month and the twelve-month period on a stand-alone basis. As a result, the sum of the diluted earnings per share for the four quarters may not equal the earnings per share for the year.

(26)    Subsequent Events

Preferred Share Purchase Rights

        On November 13, 2003, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.02 per share, payable on December 1, 2003 to the stockholders of record on that date. The Board of Directors declared these rights to protect stockholders from coercive or otherwise unfair takeover tactics. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

        Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock (a "Preferred Share") for $100.00, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

        The Rights will not be exercisable until ten days after the public announcement of the acquisition by any person or group of beneficial ownership of 20% or more of NeighborCare's outstanding common stock (or ten days after a person or group begins a tender or exchange offer that, if consummated, would bestow upon them beneficial ownership of 20% or more of NeighborCare's outstanding common stock). The Rights expire December 1, 2013.

NeighborCare, Inc.
Schedule Valuation and Qualifying Accounts
Years Ended September 30, 2003, 2002 and 2001
(in thousands)

Description	Balance at Beginning of Period	Charged to Operations (3)	Charged to Other Accounts (1)	Deductions (2)	Balance at End of Period
Year Ended September 30, 2003
Allowance for Doubtful Accounts	$55,791	$37,085	$—	$44,248	$48,628
Year Ended September 30, 2002
Allowance for Doubtful Accounts	83,125	44,712	—	72,046	55,791
Year Ended September 30, 2001
Allowance for Doubtful Accounts	78,020	49,901	12,509	57,305	83,125

(1)
In fiscal 2001, represents a reclassification of amounts previously reported as a direct reduction to trade receivables, rather than an allowance for doubtful accounts.

(2)
Represents amounts written off as uncollectible.

(3)
Includes amounts charged to discontinued operations.

S-1

  (b)
  Pro-forma financial information.

  Not Applicable.

  (c)
  Exhibits.

  The following exhibit is filed with this report on Form 8-K:

Exhibit	Description
23.1	Independent Auditors' Consent

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2004	NEIGHBORCARE, INC.
	By:	/s/ RICHARD W. SUNDERLAND, JR.
		Name:	Richard W. Sunderland, Jr.
		Title:	Senior Vice-President and Chief Financial Officer

Exhibit Index

Exhibit	Description
23.1	Independent Auditors' Consent

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Certain Transactions and Events
Results of Operations
  Item 7. Financial Statements and Exhibits
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
NEIGHBORCARE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
NEIGHBORCARE, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (in thousands, except per share amounts)
NEIGHBORCARE, INC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NeighborCare, Inc. Notes to Unaudited Condensed Consolidated Financial Statements
Consolidating Balance Sheets December 31, 2003 (in thousands)
Consolidating Balance Sheets September 30, 2003 (in thousands)
Consolidating Statements of Operations Three months ended December 31, 2003 (in thousands)
Consolidating Statements of Operations Three months ended December 31, 2002 (in thousands)
Consolidating Statements of Cash Flows Three months ended December 31, 2003 (in thousands)
Consolidating Statements of Cash Flows Three months ended December 31, 2002 (in thousands)
Independent Auditors' Report
NEIGHBORCARE, INC. CONSOLIDATED BALANCE SHEETS
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
NeighborCare, Inc. Notes to Consolidated Financial Statements
Consolidating Balance Sheets September 30, 2003 (in thousands)
Consolidating Balance Sheets September 30, 2002 (in thousands)
Consolidating Statements of Operations Year ended September 30, 2003 (in thousands)
Consolidating Statements of Operations Year ended September 30, 2002 (in thousands)
Consolidating Statements of Operations Year ended September 30, 2001 (in thousands)
Consolidating Statements of Cash Flows Year ended September 30, 2003 (in thousands)
Consolidating Statements of Cash Flows Year ended September 30, 2002 (in thousands)
Consolidating Statements of Cash Flows Year ended September 30, 2001 (in thousands)
NeighborCare, Inc. Schedule Valuation and Qualifying Accounts Years Ended September 30, 2003, 2002 and 2001 (in thousands)
SIGNATURES
Exhibit Index